UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Newell Rubbermaid Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 8, 2007

To the Stockholders of NEWELL RUBBERMAID INC.:

You are cordially invited to attend the annual meeting of stockholders of NEWELL RUBBERMAID INC. (the “Company”) to be held on Tuesday, May 8, 2007, at 9:00 a.m., local time, at the Georgia Tech Hotel and Conference Center, 800 Spring Street, NW, Atlanta, Georgia.

At the annual meeting, you will be asked to:

•	Elect four directors of the Company to serve for a term of three years;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2007;

•	Vote on two proposals submitted by stockholders, if properly presented at the meeting; and

•	Transact such other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on March 15, 2007 may vote at the annual meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

By Order of the Board of Directors,

Dale L. Matschullat
Vice President—General Counsel &
Corporate Secretary

March 28, 2007

NEWELL RUBBERMAID INC.
10B Glenlake Parkway
Suite 300
Atlanta, Georgia 30328

PROXY STATEMENT FOR ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON MAY 8, 2007

You are receiving this proxy statement and proxy card from us because you own shares of common stock of Newell Rubbermaid Inc. (the “Company”). This proxy statement describes the items on which we would like you to vote. It also gives you information so that you can make an informed voting decision. We first mailed this proxy statement and the proxy card to stockholders on or about March 28, 2007.

VOTING AT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

We will hold the annual meeting at the Georgia Tech Hotel and Conference Center, 800 Spring Street, NW, Atlanta, Georgia, at 9:00 a.m., local time, on Tuesday, May 8, 2007.

Who May Vote

Record holders of the Company’s common stock at the close of business on March 15, 2007 are entitled to notice of and to vote at the annual meeting. On the record date, approximately 279,040,454 shares of common stock were issued and outstanding.

Quorum for the Annual Meeting

A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether a quorum is present at the annual meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

You are entitled to one vote for each share you own on the record date on each proposal to be considered at the annual meeting. A broker or other nominee may have discretionary authority to vote certain shares of common stock if the beneficial owner or other person entitled to vote those shares has not provided instructions.

The four nominees for director who receive the greatest number of votes cast in person or by proxy at the annual meeting will be elected directors of the Company. The vote required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2007, and approval of each of the two stockholder proposals, if properly presented at the meeting, is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting.

With respect to election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. Instructions to withhold authority to vote will have no effect on the election of directors because directors are elected by a plurality of votes cast. With respect to the ratification of the appointment of Ernst & Young LLP, and approval of each of the two stockholder proposals, you may vote in favor of or against each item or you may abstain from voting. Any proxy marked “abstain” with respect to the ratification of the appointment of Ernst & Young LLP, or approval of either of the two stockholder proposals, will have the effect of a vote against the proposal. Shares represented by a proxy as to which there is a broker non-vote or a proxy in which authority to vote for any matter considered is withheld will have no effect on the vote for the election of directors, ratification of the appointment of Ernst & Young LLP, or approval of either of the two stockholder proposals.

How to Vote

You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director nominees, FOR the ratification of the appointment of Ernst & Young LLP, AGAINST each of the stockholder proposals and in the discretion of the persons named as proxies on all other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

•	Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You also may vote through the Internet by signing on to the website identified on the proxy card and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

This proxy statement is also being used to solicit voting instructions for the shares of the Company’s common stock held by trustees of the Newell Rubbermaid 401(k) Savings Plan, and shares of the Company’s common stock held by the plan administrator of the Newell Rubbermaid Inc. Employee Stock Purchase Plan and Newell Rubbermaid Inc. 2003 Stock Plan, for the benefit of plan participants. Participants in these plans have the right to direct the trustees or plan administrator regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in these plans may direct the trustees or plan administrator by telephone, by the Internet or by completing and returning a voting card. If valid instructions are not received from a 401(k) Savings Plan participant by May 4, 2007, a participant’s shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions. If valid instructions are not received from an Employee Stock Purchase Plan or 2003 Stock Plan participant by May 4, 2007, the shares of stock credited to his or her account will not be voted.

How You May Revoke or Change Your Vote

You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by facsimile, to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the annual meeting to:

Newell Rubbermaid Inc.
10B Glenlake Parkway, Suite 300
Atlanta, Georgia 30328
Facsimile: 1-770-407-3987
Attention: Corporate Secretary

•	Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the annual meeting. If your shares are held in “street name” by a broker, bank or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor, Morrow & Co., Inc., at the following address or telephone number:

Morrow & Co., Inc.
470 West Avenue
Stamford, CT 0902
Phone Number: 1-800-662-5200

Costs of Solicitation

This proxy statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of the Company. The Company will pay the costs of soliciting proxies. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow & Co., Inc. a fee of $8,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of the Company, at no additional compensation, may solicit proxies from stockholders by telephone, facsimile, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of 12 directors who are divided into three classes, with each class elected for a three-year term. The Board of Directors has nominated Scott S. Cowen, Cynthia A. Montgomery, General Gordon Sullivan and Michael A. Todman for re-election as Class II directors at the annual meeting. Mr. Todman was elected to the Board of Directors on January 29, 2007. Allan P. Newell has elected to retire at the conclusion of his current term as a director, which expires at the annual meeting of stockholders. Mr. Newell therefore will not stand for re-election in 2007, and upon the expiration of Mr. Newell’s term, the number of directors serving on the Board will be reduced to 11. If re-elected, Dr. Cowen, Dr. Montgomery, General Sullivan and Mr. Todman will serve until the annual meeting of stockholders to be held in 2010 and until their successors have been duly elected and qualified, except that General Sullivan will retire at the 2008 Annual Meeting of Stockholders in accordance with the Company’s Corporate Governance Guidelines.

Proxies will be voted, unless otherwise indicated, FOR the election of the four nominees for director. All of the nominees are currently serving as directors of the Company and have consented to serve as directors if elected at this year’s annual meeting. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board of Directors may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

Information about the nominees and the continuing directors whose terms expire in future years is set forth below.

Director
Name and Background	Since

Nominees for Class II Directors—Term Expiring in 2010

Scott S. Cowen, age 60, has been the President of Tulane University and Seymour S. Goodman Memorial Professor of Business since 1998. From 1984 to 1998, Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Dr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Dr. Cowen is also a director of American Greetings Corp. (a manufacturer of greeting cards and related merchandise), Forest City Enterprises (a real estate developer) and Jo-Ann Stores (an operator of retail fabric shops)
1999

Cynthia A. Montgomery, age 54, has been a Professor of Business Administration at the Harvard University Graduate School of Business since 1989. Prior thereto, Dr. Montgomery was a Professor at the Kellogg School of Management at Northwestern University from 1985 to 1989	1995

Gordon R. Sullivan, age 69, General, U.S. Army (Ret.), has been President of the Association of the United States Army since February 1998. From 1995 to 1997, General Sullivan served as President of Coleman Federal, a division of Coleman Research Corporation (a systems engineering company and a subsidiary of Thermo Electron Corporation). From 1991 to 1995, General Sullivan served as the 32nd Chief of Staff of the United States Army and as a member of the Joint Chiefs of Staff. Prior thereto, General Sullivan served as Vice Chief of Staff and Deputy Chief of Staff for Operations and Plans of the United States Army
1999

Director
Name and Background	Since

Michael A. Todman, age 49, has been President, Whirlpool International, and a member of the Board of Directors of Whirlpool Corporation (a manufacturer and marketer of major home appliances) since January 1, 2006. Prior to this assignment, Mr. Todman had served as Executive Vice President and President of Whirlpool Europe since October 2001. From March 2001 to October 2001, he served as Executive Vice President, North America of Whirlpool Corporation. From 1993 to 1999, Mr. Todman served in a number of roles at Whirlpool, including Senior Vice President, Sales and Marketing, North America; Vice President, Sears Sales and Marketing; Vice President, Product Management; Controller of North America; Vice President, Consumer Services, Whirlpool Europe; General Manager, Northern Europe; and Director, Finance, United Kingdom. Prior to joining Whirlpool, Mr. Todman held a variety of leadership positions at Wang Laboratories, Inc. and Price Waterhouse and Co.
2007

Class I Directors Continuing in Office—Term Expiring in 2009

Thomas E. Clarke, age 55, has been President of New Business Ventures of Nike, Inc. (a designer, developer and marketer of footwear, apparel, equipment and accessory products) since 2001. Dr. Clarke joined Nike, Inc. in 1980. He was appointed divisional Vice President in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and served as President and Chief Operating Officer from 1994 to 2000. Dr. Clarke previously held various positions with Nike, Inc., primarily in research, design, development and marketing	2003

Elizabeth Cuthbert Millett, age 50, has been a private investor for more than five years	1995

Steven J. Strobel, age 49, has been Senior Vice President—Corporate Controller for Motorola, Inc. (a wireless and broadband communications company) since 2003. From 1999 to 2003, Mr. Strobel was Vice President—Finance and Treasurer for Owens Corning (a manufacturer and marketer of building material and composites systems). From 1996 to 1999, Mr. Strobel served as Owens Corning’s Vice President—Corporate Controller. From 1986 to 1996, Mr. Strobel served in a number of roles with Kraft Foods, a division of Philip Morris Companies, Inc. (a manufacturer and marketer of consumer products). While at Kraft, he held various financial positions, including Director of Planning and Analysis, Kraft Retail Cheese Division; Director of Finance, Kraft Corporate Marketing Services; Vice President, Finance, Kraft Grocery Products Division; Vice President and Controller, Kraft USA Operations; and Chief Financial Officer, Kraft Foods Canada
2006

Class III Directors Continuing in Office—Term Expiring in 2008

Michael T. Cowhig, age 60, retired in December 2006 as President, Global Technical and Manufacturing of The Procter & Gamble Company—Gillette GBU (a manufacturer and marketer of consumer products), a post he held since October 1, 2005. Prior thereto, he held the position of President, Global Technical and Manufacturing of The Gillette Company from January 2004 to October 2005. Mr. Cowhig joined Gillette in 1968, and thereafter served in a variety of roles, including Senior Vice President, Global Manufacturing and Technical Operations—Stationery Products from 1996 to 1997, Senior Vice President, Manufacturing and Technical Operations—Grooming from 1997 to 2000, Senior Vice President, Global Supply Chain and Business Development from 2000 to 2002, and Senior Vice President, Global Manufacturing and Technical Operations from 2002 to 2004. Mr. Cowhig is also a director of Wilsons The Leather Experts Inc. (a retailer of leather outerwear, accessories and apparel)
2005

Director
Name and Background	Since

Mark D. Ketchum, age 57, has been President & Chief Executive Officer of the Company since October 16, 2005. From 1999 to 2004, Mr. Ketchum was President, Global Baby and Family Care of The Procter & Gamble Company. Mr. Ketchum joined Procter & Gamble in 1971, and thereafter served in a variety of roles, including Vice President and General Manager—Tissue/Towel from 1990 to 1996 and President—North American Paper Sector from 1996 to 1999. Mr. Ketchum is also a director of Hillenbrand Industries, Inc. (a provider of goods and services for the healthcare and funeral services industries) and is currently a nominee for election as a director of Kraft Foods, Inc. (a global manufacturer and marketer of packaged foods and beverages) at its 2007 annual meeting of shareholders
2005

William D. Marohn, age 67, has been Chairman of the Board of the Company since May 2004. He retired in December 1998 as Vice Chairman of the Board of Whirlpool Corporation (a manufacturer and marketer of major home appliances), a post he held since February 1997. From 1992 to 1997, Mr. Marohn served as the President and Chief Operating Officer of Whirlpool Corporation. From January to October 1992, he was President of Whirlpool Europe, B.V. From 1989 to 1991, Mr. Marohn served as Executive Vice President of Whirlpool’s North American Operations, and from 1987 to March 1989 he was President of Whirlpool’s Kenmore Appliance Group. Prior to retirement, Mr. Marohn had been associated with Whirlpool since 1964
1999

Raymond G. Viault, age 62, retired in September 2004 as Vice Chairman of General Mills, Inc. (a manufacturer and marketer of consumer food products), a post he held since 1996. From 1990 to 1996, Mr. Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. Mr. Viault was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management positions. Mr. Viault is also a director of VF Corp. (an apparel company), Safeway Inc. (a food and drug retailer), and Cadbury Schweppes plc (a manufacturer and marketer of foods and beverages)	2002

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES
AND CORPORATE GOVERNANCE

General

The primary responsibility of the Board of Directors is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board of Directors has delegated certain authority to the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee. The duties and responsibilities of these standing committees are described below under “Committees.”

The Board of Directors has adopted the “Newell Rubbermaid Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 10B Glenlake Parkway, Suite 300, Atlanta, Georgia 30328. The Corporate Governance Guidelines include:

•	a requirement that a majority of the Board will be “independent directors,” as defined under the applicable rules of The New York Stock Exchange, Inc. (“NYSE”) and any standards adopted by the Board of Directors from time to time;

•	a requirement that all members of the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee will be “independent directors” as defined under the applicable rules of the NYSE and any standards adopted by the Board of Directors from time to time;

•	mandatory director retirement at the annual meeting immediately following the attainment of age 70;

•	regular executive sessions of non-management directors outside the presence of management at least four times a year, provided that if the non-management directors include one or more directors who are not “independent directors” under the applicable NYSE rules, the independent directors also will meet, outside the presence of management in executive session, at least once a year;

•	annual review of the performance of the Board and the Chairman of the Board;

•	regular review of management succession planning and annual performance reviews of the Chief Executive Officer; and

•	the authority of the Board to engage independent legal, financial, accounting and other advisors as it believes necessary or appropriate to assist it in the fulfillment of its responsibilities, without consulting with, or obtaining the advance approval of, any Company officer.

Director Independence

Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2007. During this review, the Board of Directors considered whether or not each director has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable NYSE rules. The Board of Directors also reviewed the independence of Michael A. Todman in connection with his election as a director in January 2007.

As a result of these reviews, the Board of Directors affirmatively determined that all of the Company’s current directors are “independent” of the Company and its management within the meaning of the applicable NYSE rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Mark D. Ketchum. Mr. Ketchum is considered an inside director because of his employment as President and Chief Executive Officer of the Company.

In making its independence determinations, the Board of Directors considered the following facts and circumstances relating to directors Cowhig and Viault.

Prior to his retirement on December 31, 2006, Michael T. Cowhig served as President, Global Technical and Manufacturing of the Gillette Global Business Unit (“Gillette”) of The Procter & Gamble Company. In 2006, the Company’s Office Products business segment subleased from Gillette a manufacturing facility in Santa Monica, California, as a result of the Company’s acquisition in 2000 of Gillette’s former writing instruments business. The Company exited this facility in July 2006, but the Company’s obligations under the sublease of approximately $70,000 per month remained in effect until 2013. The Company subsequently entered into an agreement with Gillette terminating the sublease. Under the terms of the agreement, Gillette has been given access to the property since July 1, 2006 and began making all payments under the master lease on the property commencing September 1, 2006. Gillette paid the Corporation $5 million in 2006 under the agreement, offset by approximately $320,000 of additional rent and tax payments. Mr. Cowhig recused himself from any approval of, or involvement in, the transaction, the terms of which were approved in advance by the Audit Committee of the Company’s Board of Directors. Given the absence of any involvement by Mr. Cowhig and the lack of materiality of the transaction to the Company and to Gillette as a whole, the Board concluded that Mr. Cowhig’s interest in this transaction was not material and would not influence his actions or decisions as a director of the Company and that Mr. Cowhig therefore complies with the requirements for independence under applicable NYSE rules.

Raymond G. Viault currently serves as a director of Safeway Inc., an entity which purchases the Company’s products in the ordinary course of business. Sales by the Company to Safeway Inc. totaled $5.2 million in 2006, and such sales were made on customary terms. The Board has concluded that, under these facts and circumstances, Mr. Viault’s interest in these transactions is not material and would not influence his actions or decisions as a director of the Company, and that Mr. Viault therefore complies with the requirements for independence under applicable NYSE rules.

Meetings

The Company’s Board of Directors held eight meetings during 2006. All directors attended at least 75% of the Board meetings and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the annual meeting of the Company’s stockholders. All of the directors attended the 2006 annual meeting of stockholders.

The Company’s non-management directors held five meetings during 2006 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairman of the Board or lead director, or in his or her absence, the person the Chairman of the Board or lead director so appoints. The Chairman of the Board currently presides over executive sessions of the non-management directors.

Committees

The Board of Directors has an Audit Committee, an Organizational Development & Compensation Committee and a Nominating/Governance Committee.

Audit Committee.  The Audit Committee, whose Chair is Dr. Cowen and whose other current members are Mr. Newell, Mr. Strobel, General Sullivan, Mr. Todman and Mr. Viault, met eight times during 2006. The Board of Directors has affirmatively determined that each current member of the Audit Committee is an “independent director” within the meaning of the applicable U.S. Securities and Exchange Commission (“SEC”) regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines. Further, the Board of Directors has affirmatively determined that each of

Dr. Cowen, Mr. Todman, Mr. Strobel and Mr. Viault is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

The Audit Committee assists the Board of Directors in fulfilling its fiduciary obligations to oversee:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent auditors;

•	the performance of the Company’s internal audit function and independent auditors; and

•	the Company’s overall risk management profile and the Company’s process for assessing significant business risks.

In addition, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors;

•	has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

The Audit Committee acts under a written charter that is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 10B Glenlake Parkway, Suite 300, Atlanta, Georgia 30328.

Organizational Development & Compensation Committee.  The Organizational Development & Compensation Committee, whose Chair is Dr. Clarke and whose other current members are Mr. Cowhig, Ms. Millett, General Sullivan, and Mr. Viault, met six times during 2006. The Board of Directors has affirmatively determined that each member of the Organizational Development & Compensation Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Organizational Development & Compensation Committee is principally responsible for:

•	assisting the independent directors in evaluating the Chief Executive Officer’s performance and fixing the CEO’s compensation;

•	making recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans, equity based plans and director compensation; and

•	assisting the Board in management succession planning.

The Organizational Development & Compensation Committee acts under a written charter that is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request to the office of the Corporate Secretary of the Company at 10B Glenlake Parkway, Suite 300, Atlanta, Georgia 30328. Additional information on the Organizational Development & Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is addressed below under the caption “Executive Compensation—Compensation Discussion and Analysis.”

Nominating/Governance Committee.  The Nominating/Governance Committee, whose Chair is Dr. Montgomery and whose other current members are Dr. Clarke, Mr. Cowhig and Ms. Millett, met five times during 2006. The Board of Directors has affirmatively determined that each member of the

Nominating/Governance Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Nominating/Governance Committee is principally responsible for:

•	identifying and recommending to the Board of Directors candidates for nomination or appointment as directors;

•	reviewing and recommending to the Board of Directors appointments to Board committees;

•	developing and recommending to the Board of Directors corporate governance guidelines for the Company and any changes to those guidelines;

•	reviewing, from time to time, the Company’s Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board of Directors any changes to the Company’s Code of Business Conduct and Ethics and such policies and programs; and

•	overseeing the Board of Directors’ annual evaluation of its own performance.

The Nominating/Governance Committee acts under a written charter that is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 10B Glenlake Parkway, Suite 300, Atlanta, Georgia 30328.

Director Nomination Process

The Nominating/Governance Committee is responsible for identifying and recommending to the Board of Directors candidates for directorships. The Nominating/Governance Committee considers candidates for Board membership who are recommended by members of the Nominating/Governance Committee, other Board members, members of management and individual stockholders. Once the Nominating/Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. As set forth in the Corporate Governance Guidelines, the Board seeks to identify as candidates for director persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting director candidates, the Board takes into account the current composition and diversity of the Board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

From time to time, the Nominating/Governance Committee has engaged the services of Christian & Timbers, a global executive search firm, to assist the Nominating/Governance Committee and the Board of Directors in identifying and evaluating potential director candidates. Christian & Timbers identified Mr. Todman as a director candidate and in 2006 recommended his candidacy to the Nominating/Governance Committee. The Nominating/Governance Committee evaluated Mr. Todman against the criteria set forth above and recommended him to the full Board of Directors for election.

A stockholder who wishes to recommend a director candidate for consideration by the Nominating/ Governance Committee should submit such recommendation in writing to the Nominating/Governance Committee at the address set forth below under “Communications with the Board of Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as a director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria outlined above.

Communications with the Board of Directors

The independent members of the Board of Directors have adopted the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board of Directors,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board of Directors. Stockholders and other interested persons may communicate with the Company’s Board of Directors or any member or committee of the Board of Directors by writing to them at the following address:

Newell Rubbermaid Inc.
Attention: [Board of Directors]/[Board Member]
c/o Corporate Secretary
Newell Rubbermaid Inc.
10B Glenlake Parkway, Suite 300
Atlanta, Georgia 30328

Communications directed to the independent or non-management directors should be sent to the attention of the Chairman of the Board or the Chair of the Nominating/Governance Committee, c/o Corporate Secretary, at the address indicated above.

Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the General Counsel at the address indicated above or may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, c/o General Counsel, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

Code of Ethics

The Board of Directors has adopted a “Code of Ethics for Senior Financial Officers”, which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Business Conduct and Ethics” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com. The Company posts any amendments to or waivers from its Code of Ethics for Senior Financial Officers or to the Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, copies of the Code of Ethics for Senior Financial Officers and of the Code of Business Conduct and Ethics may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at 10B Glenlake Parkway, Suite 300, Atlanta, Georgia 30328.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which include the Code of Business Conduct and Ethics (applicable to all executive officers and non-employee directors), the Code of Ethics for Senior Financial Officers and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Pursuant to its charter, the Company’s Nominating/Governance Committee considers and makes recommendations to the Board of Directors with respect to possible waivers of conflicts of interest or any other provisions of the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. Pursuant to the Company’s Corporate Governance Guidelines, the Nominating/Governance Committee also annually reviews the continuing independence of the Company’s non-employee directors under applicable law or rules of the NYSE and reports its findings to the Board of Directors in connection with its independence determinations.

When the Nominating/Governance Committee learns of a transaction or relationship that may constitute a conflict of interest or may cause a director not to be treated as independent, the Committee determines if further investigation is required and, if so, whether it should be conducted by the Company’s legal, internal audit or other staff or by outside advisors. The Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board of Directors with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board of Directors, excluding any director who is the subject of the recommendation, receives the report of the Nominating/Governance Committee and makes the relevant determination. These practices are flexible and are not required by any document.

ORGANIZATIONAL DEVELOPMENT &
COMPENSATION COMMITTEE REPORT

The Organizational Development & Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Organizational Development & Compensation Committee of the Company states that the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Organizational Development & Compensation Committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Organizational Development & Compensation Committee:

Thomas E. Clarke, Chair
Michael T. Cowhig
Elizabeth Cuthbert Millett
Gordon R. Sullivan
Raymond G. Viault

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis will explain the material elements of the compensation of the Company’s named executive officers and describe the objectives and principles underlying the Company’s executive compensation programs.

Executive Compensation Objectives

The Company’s executive compensation objectives are to:

•	Motivate its executives to meet or exceed the Company’s performance goals;

•	Reward individual performance and contributions;

•	Link the financial interests of executives and stockholders; and

•	Attract and retain the best possible executive talent.

The key elements of the Company’s executive compensation program are salary, annual incentive compensation, long-term incentive compensation and retirement benefits. Explanation of each of these elements appears below under “Key Elements of Executive Compensation.”

The following discussion shows how the Company uses these compensation elements to meet the four objectives of its executive compensation program.

Motivate executives to meet or exceed Company performance goals.  The Company motivates executives to meet or exceed Company goals by having a significant portion of their total compensation depend directly on achieving the Company’s performance goals. The Company adjusts the performance goals as appropriate to reflect its current business objectives. For 2006, three elements of executive compensation were tied directly to Company performance goals.

•	The Company ties annual cash incentive compensation under its Management Cash Bonus Plan (the “Bonus Plan”) directly to performance against Company performance goals. For 2006, the Company based annual incentive payments to the named executive officers on the Company’s performance against pre-established goals for Company Earnings Per Share, Cash Flow, Internal Sales Growth and Total Shareholder Return. In the case of the named executive officers who were Group Presidents (Messrs. Roberts, Jahnke and Marton), the annual incentive was based 50% on the Company’s overall performance goals and 50% on their individual Group’s Operating Income, Cash Flow and Internal Sales Growth for 2006. In the case of the other named executive officers (Messrs. Ketchum and Robinson), the annual incentive was based 100% on the overall Company performance goals.

•	The Company used the same performance goals that it used under the Bonus Plan to determine whether executives would earn Company common stock for the performance shares that were awarded to them in 2006.

•	The Company also used certain of these annual performance goals for 2006 under the Long-Term Incentive Plan (“LTIP”) to determine the number of shares of restricted stock it would award to executives in 2007. The performance goals under the LTIP were based 75% on the Company’s 2006 Total Shareholder Return, as measured against the actual 2006 total shareholder return of the companies in its custom comparator group described below, and 25% on the Company’s Cash Flow.

Reward individual performance and contributions.  The Company’s evaluation of the individual performance of each executive officer, together with the executive’s contribution to Company performance, affects most aspects of an executive’s compensation. Individual performance is an important factor in determining the executive’s annual salary. The executive’s salary, in turn, directly affects the amount of incentive compensation that the executive can earn for meeting or exceeding annual performance goals under the Bonus Plan. Annual salary, along with achievement of annual performance goals, also directly affected the number of shares of restricted stock that were granted to the executive under the LTIP for 2006. Individual performance was also an important factor in determining the number of stock options that were granted to executives in 2006.

Link the financial interests of executives and stockholders.   The Company uses stock options and restricted stock to provide long-term incentive compensation and to link the financial interests of its executives with the financial interests of its stockholders. The Company’s program for granting stock options and restricted stock contributes significantly to that linkage.

•	Stock options become exercisable over time, typically five years, and thus require a long-term commitment by executives to realize the appreciation potential of the options.

•	Restricted stock, which typically vests after a minimum of three years, requires a long-term commitment by executives to realize its value, which in turn depends on the stock price at the time of vesting. Thus, the executive is exposed to increases and decreases in stock price for at least three years.

The Company believes that its stock ownership guidelines supplement the Company’s use of stock options and restricted stock as tools to link the financial interests of its executives and its stockholders. Under those guidelines, the Company expects executive officers to acquire and maintain ownership of Company stock with a value of at least twice their annual salaries, or three times in the case of the Chief Executive Officer.

Attract and retain the best possible executive talent.  The Company believes that successfully recruiting and retaining talented executives requires the Company to pay compensation that is competitive. To do that, it needs information about compensation practices of its relevant competitors. For 2006, the Company selected a custom comparator group of companies that it believed represent both its principal competitors for executive talent and the appropriate companies against which to compare corporate performance. This custom comparator group consists of companies that participate in the various consumer and commercial products industries in which the Company competes.

The following 24 companies were in the Company’s custom comparator group for 2006.

3M Company	Alberto-Culver Company	American Standard Companies Inc.
Avery Dennison Corporation	The Bic Group	The Black & Decker Corporation
The Clorox Company	Colgate-Palmolive Company	Cooper Industries, Ltd.
Danaher Corporation	Ecolab, Inc.	Energizer Holdings, Inc.
Fortune Brands, Inc.	Groupe SEB	Hasbro, Inc.
Helen of Troy Corporation	Illinois Tool Works Inc.	Johnson & Johnson
Kimberly-Clark Corporation	Masco Corporation	Mattel, Inc.
The Procter & Gamble Company	The Stanley Works	Tupperware Brands Corporation

In 2006, Helen of Troy Corporation, The Bic Group, Ecolab, Inc., Groupe SEB and Tupperware Brands Corporation were added to the Company’s custom comparator group. In 2007, Hasbro, Inc. was removed from the custom comparator group as a result of the Company’s exit from the toy industry with the sale of its Little Tikes business unit in November 2006, and Dorel Industries, a company engaged in the manufacture and sale of infant products, was added to the custom comparator group.

The Company periodically obtains surveys of the compensation practices of the custom comparator group companies and compares the Company’s executive compensation with those of the comparator group. In 2006, the Company used compensation information about the custom comparator group as additional guidance for decisions regarding:

•	The portion of executive compensation that is current and the portion that is long-term;

•	The portion of current compensation that is salary and the portion that is performance-based incentive compensation;

•	The portion of total compensation that is equity and the portion that is cash; and

•	Levels of salary, annual bonus opportunities and long-term incentive opportunities.

Beginning in 2007, the Company will use compensation information compiled from a multiple industry index of 107 companies, whose compensation data is tracked by the Organizational Development and Compensation Committee’s outside consultant, as guidance for the decisions listed above. This index includes companies both inside and outside of the consumer products industry in which the Company operates with annual revenues ranging from $3 billion to $12 billion. The Company chose to utilize the multiple industry index, instead of its custom comparator group, in order to provide a larger pool of data for a more statistically relevant comparison of compensation levels.

However, the Company will continue to use its custom comparator group for purposes of total shareholder return comparisons under the LTIP and Bonus Plan, as these companies still constitute the most relevant businesses against which the Company compares its corporate performance. The Company will also continue to use the custom comparator group for general guidance regarding plan design and compensation philosophy and practice.

Various elements of the executive compensation program encourage executives to remain with the Company. The annual incentives that can be earned under the Bonus Plan, performance share awards and the LTIP generally require continued employment for at least the full current year. Restricted stock awards typically do not vest for three years, and stock option grants typically vest over a five-year period. In addition, the vesting provisions of the Company’s retirement plans require long-term commitment to the Company.

Key Elements of Executive Compensation

The key elements of the Company’s executive compensation program are:

•	Salary;

•	Annual incentive compensation;

•	Long-term incentive compensation using stock option and restricted stock awards; and

•	Retirement benefits.

The Company believes that each key element complements the others and that together they achieve the Company’s principal compensation objectives. When the Company makes decisions about compensation for an executive officer, it considers the impact on the total value of all these elements of compensation for the individual. To facilitate this approach, the Organizational Development & Compensation Committee annually reviews a summary report, or “tally sheet,” which identifies each element of the compensation paid to its executive officers and its dollar value.

The Summary Compensation Table shows the compensation of each named executive officer for the fiscal year ended December 31, 2006. The “Total Compensation” amount shown on the Summary Compensation Table differs in a number of ways from what the Company views as relevant to its decisions about executive compensation.

•	While the Company believes that retirement benefits constitute a key component of the competitive compensation package offered to executives, and carefully considers the design and cost of these programs and the benefits they provide, it does not view the year-to-year change in the amount of accrued retirement benefits as a meaningful measure of annual executive compensation because the increase in any year is so strongly influenced by the age and years of service of the individual executive.

•	The amounts reported for restricted stock and stock option awards in the Summary Compensation Table consist of the amount recognized by the Company as compensation cost in 2006 under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“FAS 123(R)”), in respect of these equity awards to each named executive officer. The Company does not view this amount as a meaningful measure of annual executive compensation, because the compensation cost includes amounts attributable to equity grants made in prior years and thus varies significantly based on the length of an individual’s tenure with the Company. The Company also values stock options and restricted stock under methodologies developed by the Organizational Development & Compensation Committee’s compensation consultant rather than FAS 123(R), as described below under “Long-Term Incentive Compensation.”

•	The Company does not view as compensation Mr. Ketchum’s living expenses in Atlanta, Georgia or his use of Company aircraft for commuting purposes while he served as interim chief executive officer and pending his relocation, nor does it view the reimbursement of expenses associated with his relocation as compensation.

For Company executives, including the named executive officers, as a group, the Company views salaries at or near the 50th percentile of the applicable comparator group, aggregate target annual incentive opportunities at or near the 65th percentile of the comparator group and aggregate long-term incentive opportunities at or near the 50th percentile of the comparator group as an indication of the competitive annual compensation level for its executives. In the case of individual named executive officers, compensation varies from those levels. The differences reflect individual performance and other factors, including the breadth of the executive’s responsibility, the circumstances surrounding the executive’s initial hiring and the desire to promote executive retention in a competitive market place. The Company pegs annual incentive opportunities at a level higher than the 50th percentile in order to provide a more attractive benefit that rewards and incentivizes annual performance.

Finally, the Company’s retirement plans provide competitive benefits and assist in attracting and retaining key executives. The extended vesting requirements, in particular, encourage executives to stay until retirement.

Salary

The Company pays its executives a fixed, annual salary. Salaries provide a degree of financial stability for the executives, with salary increases designed to reward recent performance and contributions. The Company reviews and may revise salaries for executives in the early part of each year. The Company uses the following principal factors to make salary decisions:

•	The executive’s current salary;

•	An evaluation of the individual performance of the executive officer. Individual performance criteria include operating and financial performance of the Company, Group or function for which the executive is responsible, success in achieving his individual business objectives and other personal criteria, including leadership, communication, teamwork, decision making, commitment to excellence and work ethic;

•	The recommendation of the Chief Executive Officer, in the case of other executive officers; and

•	Survey data available regarding salaries provided to persons holding comparable positions at the companies in the custom comparator group or, beginning in 2007, the multiple industry index used by the Company. Not all of the custom comparator group or multiple industry index companies have positions comparable to all Company positions nor is information available as to the compensation paid to all persons in those positions. The Company uses the 50th percentile as an indication of competitive salary for an executive’s position; however, salaries of individual named executive officers may be above or below those levels, reflecting individual performance and other relevant factors.

The relative importance of each of these factors varies from executive to executive and from year to year. Nevertheless, the evaluation of individual performance, including in the case of other executive officers, the Chief Executive Officer’s evaluation of that performance, is always a critical factor.

The “Salary” column of the Summary Compensation Table shows the salaries paid in 2006 to each named executive officer. The Company paid Mark Ketchum an annualized base salary of $1,200,000 for his service as Chief Executive Officer in 2006, as was agreed in his February 2006 compensation arrangement. The Company did not increase the base salary in 2006 for any named executive officer (other than Mr. Ketchum, who was newly hired). The Company did make a one-time lump sum payment to Mr. Marton in lieu of a salary increase. This payment appears in the “Bonus” column of the Summary Compensation Table and was treated as base salary for purposes of the Bonus Plan and performance share award.

Annual Incentive Compensation

The annual incentive program is designed to reward performance that supports the Company’s short-term performance goals. The Company provides annual performance-based compensation to the named executive officers and other executives under its Bonus Plan. Within the first 90 days of each year, the Company sets goals for the year under the Bonus Plan, based on its short-term performance goals. The Company pays a cash bonus, measured as a percentage of the executive’s salary, based on the extent to which the Company achieves each of the performance goals. If a performance goal is met at the target level, the Company pays the target bonus for that goal. Performance above the target for a goal results in payment of a higher percentage of salary. Performance below the target results in a lower bonus payment for that goal if a minimum threshold is met, or no payment if it is not.

For 2006, the performance goals for cash bonus payments to the named executive officers were based on the Company’s Earnings Per Share, Cash Flow, Internal Sales Growth and Total Shareholder Return (as measured against the actual total shareholder return in 2006 of the companies in the custom comparator group). In the case of those named executive officers who are Group Presidents (Messrs. Roberts, Jahnke and Marton), the goals were based 50% on those overall Company performance goals and 50% on their individual Group’s Operating Income, Cash Flow and Internal Sales Growth. In the case of each of the other named executive officers (Messrs. Ketchum and Robinson), the goals were based 100% on overall Company performance measures.

The range of goals spreads incentive across various categories to help ensure that no particular performance category receives excessive focus at the expense of others. For 2006, the Company added the Company and Group Internal Sales Growth goals to emphasize the importance of increasing its internal sales, which had been declining in recent years prior to 2006. The Total Shareholder Return goal was also added in 2006 to align further the interests of executives with those of Company stockholders. The 50-50 split for Group Presidents rewards performance of the President’s Group while aligning their interests with the success of the overall Company. The relative weight assigned under the Bonus Plan to each performance goal for 2006 for each named executive officer appears in the table below. In 2007, the same goals and relative percentages will apply to the named executive officers under the Bonus Plan.

2006 Bonus Plan: Relative Percentage Assigned to Each Performance Goal

	Mark D.	James J.	J. Patrick	Timothy J.	Steven G.
Performance Measures	Ketchum	Roberts	Robinson	Jahnke	Marton

Earnings Per Share	50%	25%	50%	25%	25%
Internal Sales Growth	20%	10%	20%	10%	10%
Cash Flow	15%	7.5%	15%	7.5%	7.5%
Total Shareholder Return	15%	7.5%	15%	7.5%	7.5%
Group Operating Income	—	25%	—	25%	25%
Group Cash Flow	—	12.5%	—	12.5%	12.5%
Group Internal Sales Growth	—	12.5%	—	12.5%	12.5%

For purposes of measuring attainment of the performance goals in 2006:

•	The Total Shareholder Return goal is the stock price increase plus dividends paid during the year divided by the stock price at the beginning of the year.

•	The Earnings Per Share goal excludes the effect of impairment and restructuring charges.

•	The Group Operating Income goal includes foreign exchange gains and losses and excludes foreign tax adjustments and franchise taxes and the effect of minority ownership interests.

•	The Cash Flow goal is operating cash flow less capital expenditures and dividends.

•	The Group Cash Flow goal is cash flow derived from Group operating income after an applied tax rate, less cash expenditures associated with purchase accounting reserves and restructuring, less Group capital expenditures.

•	The Internal Sales Growth and Group Internal Sales Growth goals exclude the impact of material acquisitions and divestitures, such as the Company’s acquisition of DYMO in 2005.

•	Group level performance goals include the effect of businesses classified as discontinued operations for the portion of the year during which they were owned by the Company. However, upon the divestiture of a business unit, Group level performance targets are restated to exclude budgeted results for the business unit to the extent allocated to the period following the divestiture.

Under the Bonus Plan, the Organizational Development & Compensation Committee determines the performance goals for the named executive officers, and bonus payments are made only on the Committee’s determination that the performance goals for the year were achieved. When the performance goals for 2006 were established, the Company viewed the target goals, with a few exceptions, as likely to be met if the Company performed in accordance with annual budgets. The exceptions were (1) the Internal Sales Growth and Group Internal Sales Growth goals, where targets exceeded budgets in order to maximize incentives for increased sales growth, and (2) the Total Shareholder Return goal, which was unpredictable because it depended in large part on the performance of the other companies in the comparator group and other external factors. The corporate target goals used under the Bonus Plan for 2006 are set forth below:

2006 Bonus Plan: Corporate Performance Targets

Performance Goal	Target

Earnings Per Share	$1.60
Internal Sales Growth	+1%
Cash Flow	$200 million
Total Shareholder Return	12th in Custom Comparator Group

Attainment of the target indicated above in respect of each of these measures would have resulted in a bonus payout equal to 100% of the target cash bonus. The maximum payout in respect of each measure was equal to 200% of the target cash bonus. The Bonus Plan does not provide for discretion to waive pre-established goals, and discretion was not, in fact, exercised to waive the goals, for any of the named executive officers for 2006.

In 2006, the Company exceeded its targets in respect of Earnings Per Share, Internal Sales Growth and Cash Flow by considerable margins, attaining maximum payout levels for each of these measures. In addition, the Company generated a Total Shareholder Return of 25.27% in 2006, ranking ninth out of the 25 companies (including the Company) in the custom comparator group. For 2006, the amount of the bonus paid to each named executive officer appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Bonus payouts for 2006 to the named executive officers, other than the Chief Executive Officer, ranged from 131.2% to 194.6% of target opportunities, which was 65% of base salary. The Company paid Mr. Ketchum a bonus for 2006 of $2,337,662, or 189.1% of target bonus opportunity, which was 105% of his base salary. Additional information appears in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

As shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, the cash bonus paid to the named executive officers (other than the Chief Executive Officer) for 2006 ranged from 85.3% to 126.5% of their salaries for the year. Differences in the relative performance against goals for the Groups account for the differing actual payout percentages shown for the Group Presidents. For the Chief Executive Officer, the cash bonus was approximately 198.6% of salary for the year.

The Company’s annual incentive compensation program for 2006 also included both restricted stock awards under the LTIP and performance share awards. As described under “Amendments to Bonus Plan and Transition Awards” and “Long-Term Incentive Compensation,” they provide benefits based on 2006 performance goals.

Amendments to Bonus Plan and Transition Awards

For 2006, the Company reduced the percentages of salary paid to United States employees, including each named executive officer, under the Bonus Plan for meeting performance goals at the target level. At the same time, in order to create stronger incentives for the attainment of performance levels substantially above targets, the Company increased the maximum percentages of salary if actual performance substantially exceeded the target. The reductions in target incentive resulted from a decision to decrease the short-term, cash component of targeted executive compensation while increasing the long-term, equity element using restricted stock awards under the LTIP.

The changes in percentages of salary paid under the Bonus Plan for performance at the target level and in the maximum percentages of salary, for both the Chief Executive Officer and other named executive officers, for 2006 and 2007 compared to 2005 are shown below:

	Bonus as a Percentage of Salary
	Minimum—Target—Maximum
	2006/2007	2005

Named Executive Officers (other than Chief Executive Officer)	0%—65%—130%	0%—100.5%—120.6%
Chief Executive Officer	0%—105%—210%	0%—134%—150%

Restricted stock awards were made in 2005 and 2006 under the LTIP in connection with the reduction of the target bonus opportunity. Such awards vest in 2008 and 2009, respectively. Due to this three-year vesting cycle of restricted stock, participating executives experienced a short-term reduction in available target compensation upon the implementation of the changes described above. The Company made performance share awards under the 2003 Stock Plan to certain executives, including the named executive officers (other than the Chief Executive Officer) in 2006 in order to compensate those individuals for this temporary reduction of available target compensation. The Company recognized, however, that if performance exceeded target goals by a sufficient amount, the performance share awards, along with payments under the Bonus Plan, would increase total annual compensation of participating executive officers for 2006.

Those performance share awards provided the named executive officers (other than Mr. Ketchum) the right to receive unrestricted common stock in 2007 based on the extent to which the Company achieved 2006 performance goals under the Bonus Plan. Because those goals were met at or above target levels, each of those individuals received shares having a market value on their date of issue in 2007 equal to 35.5% of the individual’s base salary during 2006, which reflects the reduction in the individual’s target cash bonus (as a percentage of salary) from 2005 to 2006.

In November 2005, in connection with Mr. Ketchum’s service as interim President and Chief Executive Officer, the Company agreed to award him a performance share award in 2006 under the 2003 Stock Plan. That award entitled him to receive up to 50,000 shares of unrestricted stock of the Company in 2007. The award was based equally on attainment of the performance goals for 2006 under the Bonus Plan, which were met as described above, and on attainment of individual performance criteria established by the Board of Directors for 2006. The individual criteria related to Mr. Ketchum’s performance in areas such as advancement of the Company’s marketing and new product development efforts, successful implementation of its restructuring program, reduction of supply chain costs and other productivity initiatives, streamlining of non-strategic selling, general and administrative expenses, and other corporate initiatives. The Board determined in 2007 that it was satisfied with Mr. Ketchum’s performance on these criteria and did not exercise its discretion to reduce the number of shares of Company stock. The value of this performance share award to Mr. Ketchum is reflected in the “Stock Awards” column of the Summary Compensation Table.

The value of performance share awards made in 2006 to the named executive officers is reflected in the “Stock Awards” column of the Summary Compensation Table. The Company does not expect to make awards of performance shares to any named executive officer in 2007.

Long-Term Incentive Compensation

Long-term incentive awards motivate executives to increase stockholder value over the long term and align the interests of executives with those of stockholders. The Company provides long-term incentive compensation to the named executive officers and other executives primarily with annual awards of stock options and shares of restricted Company stock. The stock options and restricted stock are awarded under the Company’s 2003 Stock Plan. The 2003 Stock Plan also permits the Company to award restricted stock units, stock appreciation rights, performance shares, and performance units, as well as other equity awards. The Company considers the 50th percentile of its applicable comparator group to be an indication of the competitive long-term incentive compensation level for executives.

In 2006, the Company awarded stock options with a value of approximately 35% of the total value of long-term incentive compensation awarded to the named executive officers and restricted stock with a value of approximately 65% of the total value of long-term incentive compensation awarded to the named executive officers. For this purpose, the Company uses the valuation methodology developed by the Organizational Development & Compensation Committee’s compensation consultant rather than the FAS 123(R) valuation. This methodology values stock-denominated awards for purposes of assessing compensation levels at one company in relation to those delivered at another, and seeks to compute the dollar equivalence of different award types.

The model used by the Company in valuing options for this purpose constitutes a modified Black-Scholes approach that recognizes option-specific terms, vesting schedules, forfeiture provisions and strike prices, as well as the particular characteristics of the stock underlying the option, such as volatility and dividend yield. The formula assumes that the option life equals the option term (ten years in the case of the Company), and ignores exercise patterns, based on the belief that early exercises reflect individual decisions not relating to the inherent value of the equity opportunity. The formula for options also assumes that future share price volatility equates to the daily change in share price over the 36 months preceding the option grant date. In the case of restricted stock, this methodology applies a discount of roughly 10-11% to the market price of a share on the grant date to reflect the risk of forfeiture, as opposed to the common accounting convention that reflects an undiscounted share value. This approach is consistent with the methodology used by the consultant in valuing the long-term incentive opportunities provided by other entities within the custom comparator group and the multiple industry index used by the Company, providing for comparability of award values.

Stock Options

In 2006, the Company made specific grants of stock options to the named executive officers (other than Mr. Ketchum) based on a management recommendation that was prepared using a table for the number of options for particular compensation levels, as well as an evaluation of the executive’s performance and expected future contribution to the Company. The table was prepared by the Company by reviewing market data (provided by outside compensation consultants) for comparable positions at other companies and has been used by the Organizational Development & Compensation Committee for many years to determine stock option grants to key employees.

Options granted under the 2003 Stock Plan have an exercise price equal to the closing sale price of the common stock on the date of grant, have a maximum term of ten years, and, unless otherwise determined by the Company, become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period. All options granted in 2006 to named executive officers were subject to this five-year vesting schedule. In addition to the annual grants, the Company will from time to time grant stock options to executive officers in circumstances such as a promotion, a new hire or for retention purposes.

In accordance with the terms of his employment, Mr. Ketchum received a grant of options to purchase 200,000 shares of common stock in 2006. Mr. Ketchum’s options have an exercise price of $23.62, which was the closing stock price on the grant date.

The “Option Awards” column of the Summary Compensation Table shows the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R) (but disregarding adjustments for estimated forfeitures) in respect of stock option grants to the named executive officers, and thus includes amounts attributable to awards made in both 2006 and prior years. The total FAS 123(R) grant date fair value of stock options awarded to each of the named executive officers in 2006 appears in the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan Based Awards table below.

The Company currently grants only non-qualified stock options, based on its view that the tax benefits to the Company of non-qualified stock options outweigh the potential tax benefits to executives of incentive stock options. Prior to 2006, the Company granted both incentive and non-qualified stock options.

Restricted Stock

The Company uses the LTIP to determine the number of shares of restricted stock to award to executives on an annual basis under the 2003 Stock Plan. Under the LTIP, the fair market value of the shares awarded equals a percentage of the executive’s salary, with the percentage determined by the level of attainment of the performance goals established for the immediately preceding year. The target, and maximum, value of restricted stock awarded to named executive officers under the LTIP is 100% of salary or, for the grant made to the Chief Executive Officer in 2007 (based on 2006 performance), 200% of salary.

Each year the Company sets LTIP performance goals based on the Company’s Total Shareholder Return in comparison with the actual Total Shareholder Return of the comparator group companies for the year and the extent to which the Company achieved a Cash Flow goal. The Cash Flow goal for 2005 and

2006 consisted of cash flow provided by operating activities less capital expenditures and dividends. For 2005, each goal was weighted equally, and target payouts would occur in respect of these goals upon the attainment of a Total Shareholder Return within the top four of the custom comparator group (which consisted of 20 companies, including the Company, in 2005) and Cash Flow at or above 110% of the Cash Flow target under the Bonus Plan. For 2006, the Total Shareholder Return goal was 75% of the total performance goals and Cash Flow was 25%, and target payouts would occur in respect of these goals upon the attainment of a Total Shareholder Return within the top five of the custom comparator group and Cash Flow at or above 110% of the Cash Flow target under the Bonus Plan.

The restricted stock awarded to each named executive officer, other than the Chief Executive Officer, in 2006 under the LTIP, based on performance in 2005, represented 87.5% of target, and maximum, opportunities. The Chief Executive Officer did not receive an award of restricted shares pursuant to the LTIP in 2006, in accordance with the terms of his compensation arrangement. The “Stock Awards” column of the Summary Compensation Table shows the dollar amount recognized for financial statement reporting purposes in 2006 in accordance with FAS 123(R) (but disregarding adjustments for estimated forfeitures) in respect of restricted stock awards to the named executive officers, and thus includes amounts attributable to awards in both 2006 and prior years. The total FAS 123(R) grant date fair value of restricted stock awarded to each of the named executive officers in 2006 appears in the “Grant Date Fair Value of Stock and Option Awards” column of the Grants of Plan-Based Awards table below.

The Company’s performance in 2006 resulted in restricted stock awards in February 2007 equal to 81.3%, or 162.6% in the case of the Chief Executive Officer, of executive officer salaries in 2007. The grants of restricted stock to each of the named executive officers in 2007 under the LTIP represented 81.3% of target and maximum opportunities. The awards of restricted stock made in 2007 are described in the footnotes to the “Stock Awards” column of the Summary Compensation Table.

The Organizational Development & Compensation Committee determines the extent to which the LTIP performance goals have been achieved. The Committee also has discretion to reduce any amount of restricted stock to be awarded under the LTIP. That discretion was not exercised in 2006. In addition to grants under the LTIP, the Company will from time to time make awards of restricted stock to executive officers in circumstances such as a promotion, a new hire or for retention purposes.

In February 2006, the Company awarded Mr. Ketchum 50,000 shares of restricted stock on a one-time basis under the terms of his employment as Chief Executive Officer. The one-year vesting period of the award was contingent on stockholder approval of the amendment and restatement of the 2003 Stock Plan, which would permit a vesting period for restricted stock shorter than three years. Because that approval was received, the shares vested in February 2007, one year after the date of grant. The Company used the one-year vesting to provide Mr. Ketchum with an immediate equity stake in the Company.

All shares of restricted stock granted to the named executive officers in 2006 and February 2007 are subject to a risk of forfeiture and restrictions on transfer which lapse three years after the date of award only if the executive remains employed by the Company, except for Mr. Ketchum’s award in 2006, which was subject to a one-year vesting period.

Grant Policies and Practices

The Company’s practice has been to make annual grants of stock options, restricted stock and performance shares and other incentive compensation to named executive officers at the time of regularly scheduled meetings of the Board of Directors or its Organizational Development & Compensation Committee in February of each year. Those meetings typically occur within a few weeks after the Company has announced its financial results for the recently completed fiscal year. On occasion, the Company makes additional grants to named executive officers, typically in connection with their hiring or promotion or for retention purposes. On those occasions, the grants have been made whenever the Board, the Committee or a designated subcommittee can act. In November 2006, the Company determined that, going forward, all stock option, restricted stock award and other equity based grants will be made only at quarterly meetings of the Committee or the Board of Directors, which closely follow release of the Company’s quarterly or annual financial results.

Stock Ownership Guidelines

In 2005 the Company adopted stock ownership guidelines that apply to the Chief Executive Officer, all management employees who report directly to the Chief Executive Officer (including the named executive officers and all Group Presidents) and all non-employee Directors. Under the guidelines, the Company expects the Chief Executive Officer to maintain ownership of Company stock having a market value equal to three times his annual salary. The Company expects other executives to maintain ownership of Company stock having a value of twice their annual salaries, and expects non-employee Directors, including the Chairman of the Board, to maintain ownership of Company stock having a value of twice the annual cash retainer paid to Directors generally. All shares held directly or beneficially, including shares of restricted stock and shares held under the Company’s 401(k) Savings Plan, count toward attainment of these targets. Unexercised stock options are not counted. Each participant has three years to achieve the applicable ownership target. If a participant is promoted, the executive will have three years to increase his or her holdings to meet the ownership requirements at the new level. The Company can enforce the guidelines using restrictions on the sale of Company stock when stock ownership is below the target ownership level and by paying certain compensation in the form of stock rather than cash.

All Other Compensation

The Company provides its executive officers other benefits as part of its executive compensation program which it believes are in line with competitive practices. See the “All Other Compensation” column of the Summary Compensation Table and the related footnotes and narrative discussion. Those benefits include:

•	personal use of a leased automobile worth up to $80,000 in the case of the Chief Executive Officer, or $60,000, in the case of each of the other named executive officers;

•	personal use of Company aircraft;

•	tax planning and tax return preparation services;

•	Company contributions to the executive’s account under the 2002 Deferred Compensation Plan;

•	Company contributions to the 401(k) Savings Plan, including Company contributions that match employee deferrals consistent with the Internal Revenue Code and retirement savings contributions described below under the caption “Retirement Plans—Pension Plans;”

•	payment of life and long-term disability insurance premiums;

•	annual health examinations required by the Company; and

•	assistance upon a new hire or transfer necessitating relocation, which includes reimbursement of various relocation expenses, a relocation allowance, a bonus for an early sale of the executive’s home, and tax assistance on certain taxable reimbursed expenses.

While the Company maintains corporate aircraft primarily for business travel, the Company believes that it is in the best interest of the Company from a productivity, safety and security concern that the Chief Executive Officer be permitted to use the aircraft for personal travel. The Company also permits limited use of corporate aircraft by other named executive officers for personal travel. In addition, for the period while Mr. Ketchum served as interim chief executive officer and pending his relocation, the Company paid for his living expenses in Atlanta, Georgia, and provided him with the use of Company aircraft for commuting purposes. In 2006, Mr. Ketchum moved his principal residence to Atlanta, and the Company reimbursed his relocation expenses and paid a moving allowance and early home sale bonus based on its relocation program for executives described above.

Retirement Compensation

The Company provides its eligible executives with retirement benefits that are in addition to those provided to its employees generally in order to provide competitive benefits and assist in attracting and retaining key executives. These retirement benefits are provided using a combination of the Company’s Supplemental Executive Retirement Plan (“SERP”) and 2002 Deferred Compensation Plan. A more detailed discussion of these retirement benefits appears under “Retirement Plans,” below.

The named executive officers can accrue retirement benefits that, if paid as an annuity at age 65, would provide an annual benefit equal to a percentage of their average salary and bonus (effective for bonuses earned in 2006 and subsequent years, based on bonus payout percentages in effect for 2005, rather than actual payouts) during the five consecutive years of employment in which it was highest, offset by benefits under the Company’s Pension Plan and Social Security. The maximum benefit payable to a named executive officer who had a title of President or above on December 31, 2003 (namely, Mr. Roberts, Mr. Robinson and Mr. Jahnke) is equal to 67% of his average annual salary and bonus for the five consecutive years in which it was highest. The maximum benefit payable to a named executive officer who is hired with or promoted to a title of President or above after 2003 (namely, Mr. Ketchum and Mr. Marton) is 50% of his average annual salary and bonus for the five consecutive years in which it was highest. The benefit is reduced pro rata if the executive’s credited service is less than 25 years or if the executive retires and begins receiving payments before age 65.

This annuity benefit (after the offsets described above) is reduced by the annuity value of the executive’s cash account under the 2002 Deferred Compensation Plan, which is paid out following termination of employment. Each named executive officer’s cash account consists of the present value, if any, of his SERP benefit accrued as of December 31, 2003, annual Company contributions beginning in 2004 generally ranging from 3% to 6% of compensation, depending on age and years of service, and earnings on the cash account. However, for Messrs. Ketchum and Marton, the contribution only takes into account compensation that is in excess of the IRS limit, which was $220,000 for 2006. If the value of the cash account, as converted to an annuity, is less than the SERP annuity portion, the difference is paid from the SERP. If the value of the cash account, as converted to an annuity, is more than the SERP annuity portion, no benefit is paid from the SERP. In any event, the executive is entitled to the cash account, to the extent vested, following his termination of employment.

Each named executive officer must satisfy various vesting requirements before becoming entitled to these retirement benefits. He becomes entitled to the portion of benefits paid under the SERP if his employment terminates on or after age 60 or he is involuntarily terminated after 15 years of credited service, and he becomes entitled to the portion paid under the 2002 Deferred Compensation Plan if his employment terminates at or after age 60, or to a percentage thereof vesting over a 10-year period beginning at six years of credited service. The named executive officer’s beneficiary becomes entitled to the retirement benefits if the named executive officer dies during employment before completing these vesting requirements. These extended vesting periods encourage executives to remain with the Company.

Under the terms of his employment as Chief Executive Officer, Mr. Ketchum is entitled to receive three years of credited service under the SERP and for purposes of the SERP cash account for each year of his first five years of service, and then one year of credited service for each subsequent year of service. The additional years of service credited to Mr. Ketchum will be forfeited if his employment terminates prior to completing five years of service with the Company.

The aggregate change during 2006 in the actuarial present value of each named executive officer’s accumulated retirement benefit under the SERP and the Pension Plan is reflected in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table. The actuarial present value of each named executive officer’s accumulated retirement benefit under the SERP and the Pension Plan and the number of years of his credited service appear in the Pension Benefits table.

In 2006, in order to offer retirement benefits that are more competitive with those of other employers and to reduce the future costs of those benefits, the Company amended the SERP to provide that no employee may commence or recommence participation in the SERP on or after January 1, 2007. In order to make up for this lost benefit, the Company also amended the formula for determining Company contributions to the cash accounts of certain senior level executives under the 2002 Deferred Compensation Plan in order to provide for additional annual contributions equal to 10% of compensation for those individuals who commence participation on or after January 1, 2007 and thus will not participate in the SERP. These additional contributions do not apply to any of the named executive officers, all of whom continue to participate in the SERP.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and to each of the four other most highly compensated officers of a public company to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit. Annual salary does not qualify as performance-based compensation under Section 162(m) due to its nature. Amounts paid under the Bonus Plan, stock options, restricted stock awards granted pursuant to LTIP and performance share awards based on corporate performance criteria that are granted under the 2003 Stock Plan generally qualify as fully deductible performance-based compensation. Restricted stock awards made outside of the LTIP, such as the 50,000 shares of restricted stock awarded to Mr. Ketchum, as well as performance share awards that are based on individual or subjective criteria, such as a portion of the 2006 award of performance shares to Mr. Ketchum based on the Board’s evaluation of his performance, generally are not considered performance-based. Accordingly, they are not likely to be fully deductible by the Company when the restrictions lapse and the shares are taxed as income to an executive officer while he or she is subject to Section 162(m). However, the Company believes that most of the compensation paid to the named executive officers for 2006 will be deductible for federal income tax purposes.

The Company considers the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. However, the Company will not necessarily limit executive compensation to amounts deductible under Section 162(m), since the Company desires to maintain the flexibility to structure compensation programs that attract and retain the best possible executive talent and meet the objectives of the Company’s executive compensation program.

Employment Agreements

The Company does not have employment agreements with its executive officers. In connection with hiring an executive officer, the Company does make written compensation offers and arrangements. It also has Employment Security Agreements, described below, with its executive officers, which apply only if there is a change in control of the Company. Executive officers may also receive post-employment benefits under the severance plan described below, with the exact amount dependent on the Company’s discretion. The Company believes that the absence of employment agreements gives the Company more flexibility to make changes that it concludes are appropriate.

In November 2005, the Company made compensation arrangements for Mr. Ketchum’s service as Chief Executive Officer on an interim basis. When the Company chose Mr. Ketchum as its Chief Executive Officer in February 2006, it entered into a compensation arrangement with him. The arrangements are summarized under “Summary Compensation Table” and “Potential Payments Upon Termination or Change in Control of the Company.”

Employment Security Agreements

The Company has Employment Security Agreements with each of its named executive officers as well as with other executives and key employees. Both a change in control of the Company and a subsequent termination of the executive’s employment must occur for payment of the compensation and benefits under those Agreements, which are described in detail under the caption “Potential Payments Upon Termination or Change in Control of the Company—Employment Security Agreements” below. The following types of terminations of employment would trigger the compensation and benefits under the agreements:

•	an involuntary termination of the executive’s employment by the Company without “good cause” that occurs within 24 months after a change in control of the Company,

•	a voluntary termination of employment by the executive for “good reason,” such as demotion of the executive, that occurs within 24 months after a change in control of the Company, or

•	a voluntary termination of employment by the executive for any reason in the 13th month following a change in control.

The Company believes that the protections afforded by the Employment Security Agreements are a valuable incentive for attracting and retaining top managers. It believes that the Agreements are particularly important because the Company does not have employment agreements or long-term arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the agreements could prove crucial to the Company’s ability to retain top management through the transaction process. Also, the Agreements include covenants that prohibit the executives from competing and from soliciting Company employees for 24 months following a termination of employment.

Severance Plan

The Company has severance plans that provide benefits to non-union employees who are involuntarily terminated without cause due to a layoff, reduction in force, reorganization or similar reason. For named executive officers following a qualifying termination of employment, the plans provide (1) continued salary for a period, in the Company’s sole discretion, of 52 to 104 weeks (reduced by 50% once the executive is re-employed), and (2) continued health coverage, with the executive paying active employee rates for the duration of the severance period. Severance benefits are not paid if the executive officer (a) receives severance pursuant to an Employment Security Agreement or another agreement or (b) declines an offer to remain with the Company unless the offer requires him to relocate more than 50 miles, involves more than a 15% reduction in total cash compensation opportunities, or is not for a comparable position. Benefits under the severance plans are contingent on the executive’s release of claims against the Company. The Company believes that appropriate severance benefits are essential to attracting and retaining talented executives.

Processes and Procedures for the Consideration and Determination of Executive Officer Compensation

The Organizational Development & Compensation Committee determines and makes recommendations to the Board of Directors concerning the compensation of the Company’s executive officers, including the named executive officers, and non-employee directors. The Committee reviews and recommends to the Board of Directors:

•	base salary amounts for the Chief Executive Officer and his direct reports,

•	annual incentive programs and payout of such plans for the Chief Executive Officer and key executives,

•	long-term equity incentive compensation, using individual stock option and restricted stock awards, as well as all policies related to the issuance of options and restricted stock within the Company, including to directors,

•	annual performance goals for the Company under the Bonus Plan and the LTIP, and

•	amounts of the annual retainers and other fees for the Company’s non-employee directors.

The full Board of Directors reviews and approves all decisions of the Committee relating to compensation of the Company’s executive officers and directors. Only independent members of the Board of Directors participate with respect to decisions relating to compensation of the Chief Executive Officer.

The Chief Executive Officer recommends to the Committee, in the case of other executive officers, base salary amounts, stock option and restricted stock awards and annual performance goals for the Company under the Bonus Plan and the LTIP. The Chief Executive Officer acts on advice of the members of his management team in recommending to the Committee, in the case of other executive officers, elements of their executive compensation. In particular, the Chief Executive Officer works with the Vice President-Human Resources regarding recommendations on base salary amounts, stock option and restricted stock awards and with the Chief Financial Officer in connection with recommendations on annual performance goals for the Company under the Bonus Plan and the LTIP.

The Committee has directly engaged Hewitt Associates, LLC as the Committee’s outside consultant to assist it in reviewing the effectiveness and competitiveness of the Company’s executive compensation and outside director programs and policies, including to:

•	make recommendations regarding executive compensation consistent with the Company’s business needs, pay philosophy, market trends, and the latest legal and regulatory considerations,

•	provide market data as background to annual decisions regarding Chief Executive Officer and senior executive base salary, annual bonus, and long-term incentives, and

•	advise the Committee regarding executive compensation best practices.

Hewitt Associates, LLC also provides pension administration, human resources consulting and executive compensation consulting services directly to the Company.

2006 Summary Compensation Table

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and each of the other executive officers named in this section for the year ended December 31, 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(2)	($)(3)	($)	($)(4)	($)	($)

Mark D. Ketchum,	2006	$1,177,308	—	$2,333,269	$361,071	$2,337,662	$393,302	$975,289	$7,577,901
President and Chief Executive Officer(1)
J. Patrick Robinson,	2006	$515,000	—	$597,375	$276,885	$633,038	$85,607	$182,688	$2,290,593
Vice President—Chief Financial Officer
James J. Roberts,	2006	$725,000	—	$815,546	$477,708	$790,540	$108,777	$106,064	$3,023,635
Group President and Chief Operating Officer
Timothy J. Jahnke,	2006	$465,000	—	$565,866	$220,586	$588,039	$208,136	$119,478	$2,167,105
Group President
Steven G. Marton,	2006	$525,000	$21,000	$599,132	$132,838	$465,847	—	$96,506	$1,840,323
Group President

(1)	Mr. Ketchum. Appointed President and Chief Executive Officer of the Company effective February 13, 2006. Served as interim President and Chief Executive Officer of the Company from October 16, 2005 to February 13, 2006.

(2)	Stock Awards. The amounts in this column represent the Company’s expense for the year ended December 31, 2006 with respect to all outstanding restricted stock and performance share awards held by each named executive officer, disregarding any adjustments for estimated forfeitures, and thus include amounts attributable to stock awards made in both 2006 and prior years. See Footnote 15 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for an explanation of the assumptions made by the Company in the valuation of these awards.

(3)	Option Awards. The amounts in this column represent the Company’s expense for the year ended December 31, 2006 with respect to all outstanding stock options held by each named executive officer, disregarding any adjustments for estimated forfeitures, and thus include amounts attributable to option awards made in both 2006 and prior years. See Footnote 15 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for an explanation of the assumptions made by the Company in the valuation of these awards.

(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column consist of the following:

•	for each named executive officer other than Mr. Jahnke, the increase from September 30, 2005 to September 30, 2006 (the measurement date used for reporting purposes in the Company’s December 31, 2006 Form 10-K) in the present value of accumulated benefits under the SERP and the Pension Plan, in each case determined using assumptions consistent with those used for reporting purposes in the Company’s December 31, 2006 Form 10-K; and

•	for Mr. Jahnke, the sum of such increase in the present value of accumulated benefits under the SERP and the Pension Plan ($206,993) and the above-market earnings on compensation that is deferred pursuant to the Newell Co. Deferred Compensation Plan ($1,143).

Salary.  The “Salary” column of the Summary Compensation Table shows the salaries paid in 2006 to each of the named executive officers. With respect to the period beginning on February 13, 2006, the Company paid Mr. Ketchum an annualized salary of $1,200,000 for his service as President and Chief Executive Officer in 2006, as was agreed in his February 2006 compensation arrangement. With respect to the period from January 1, 2006 to February 13, 2006, the Company paid Mr. Ketchum an annualized salary of $1,000,000 for his service as interim President and Chief Executive Officer in 2006.

Bonus.  The “Bonus” column of the Summary Compensation Table shows a one-time, lump-sum payment paid to Mr. Marton in lieu of a salary increase.

Stock Awards.  The amounts in the “Stock Awards” column of the Summary Compensation Table consist of the dollar amount of expense recognized in 2006 for financial statement reporting purposes in respect of restricted stock and performance share awards for each named executive officer (disregarding any adjustments for estimated forfeitures). Effective January 1, 2006, the Company adopted the provisions of FAS 123(R) using the modified prospective method. Under this transition method, stock-based compensation expense for 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, and compensation expense for all share-based payment awards granted after January 1, 2006 based on grant-date fair values estimated in accordance with the provisions of FAS 123(R).

The amount of compensation expense computed in accordance with FAS 123(R) for each named executive officer in respect of restricted stock awards, and for Mr. Ketchum in respect of performance share awards, is set forth below. The amount of compensation expense recorded in 2006 in respect of performance share awards for each named executive officer (other than Mr. Ketchum) is equal to the target/maximum value of each award and is also set forth below.

Name	Restricted Stock($)	Performance Shares($)	Total Stock Awards($)

Mark D. Ketchum	$1,057,269	$1,276,000	$2,333,269
J. Patrick Robinson	$414,545	$182,830	$597,375
James J. Roberts	$558,161	$257,385	$815,546
Timothy J. Jahnke	$400,770	$165,096	$565,866
Steven G. Marton	$405,294	$193,838	$599,132

Restricted Stock.  The restricted stock awarded to each named executive officer, other than the Chief Executive Officer, in 2006 under the LTIP, based on performance in 2005, represents 87.5% of target and maximum opportunities. The Chief Executive Officer did not receive an award of restricted shares pursuant to the LTIP in 2006. In February 2006, the Company granted Mr. Ketchum 50,000 shares of restricted stock on a one-time basis under the terms of his employment as Chief Executive Officer, which shares vested in February 2007, one year after the date of grant. Shares of restricted stock granted in 2006 and 2007 are subject to a risk of forfeiture and restrictions on transfer which lapse three years (other than in the case of the 2006 award to Mr. Ketchum) after the date of award only if the executive remains employed by the Company. Vesting may be accelerated as a result of death or disability, or certain changes in control of the Company. Holders of restricted stock are entitled to vote their restricted shares and receive dividends at the rate paid to all holders of the Company’s common stock.

In addition, the Company awarded restricted stock to the named executive officers on February 6, 2007 on the basis of the Company’s attainment of 2006 performance criteria pursuant to the LTIP, based on the closing market price of the Company’s common stock as reported in The Wall Street Journal for that date. The table below shows the grant date fair value of these awards, computed in accordance with FAS 123(R), to each of the named executive officers.

Name	Restricted Stock($)

Mark D. Ketchum	$1,951,212
J. Patrick Robinson	$418,711
James J. Roberts	$589,451
Timothy J. Jahnke	$378,046
Steven G. Marton	$426,850

The grants of restricted stock to each of the named executive officers in 2007 under the LTIP represented 81.3% of target and maximum opportunities and were equal to 81.3%, or 162.6% in the case of the Chief Executive Officer, of salary in 2006. The awards of restricted stock made in 2007 will be reported in next year’s Summary Compensation Table along with other 2007 compensation.

Performance Shares.  The performance share awards made in 2006 provided the named executive officers (other than Mr. Ketchum) the right to receive unrestricted common stock in 2007 based on the extent to which the Company achieved 2006 performance goals under the Bonus Plan. Because those goals were met above target levels, each of those named executive officers received shares having a market value as of February 13, 2007 (the date on which the shares were issued to the named executive officer) equal to 35.5% of the individual’s base salary during 2006, which reflects the reduction in the individual’s target cash bonus (as a percentage of salary) from 2005 to 2006.

In connection with Mr. Ketchum’s service as interim President and Chief Executive Officer, the Company awarded him a performance share award in 2006. That award entitled him to receive up to 50,000 shares of unrestricted stock of the Company in 2007. The award was based equally on attainment of the performance goals for 2006 under the Bonus Plan, which were met as described above, and on attainment of the individual performance criteria established by the Board of Directors for 2006. The Board determined in 2007 that it was satisfied with Mr. Ketchum’s performance on these criteria and did not exercise its discretion to reduce the number of shares of Company stock. As a result, Mr. Ketchum received the full award of 50,000 shares in February 2007.

Option Awards.  The amounts in the “Option Awards” column of the Summary Compensation Table consist of the dollar amount of expense recognized in 2006 for financial statement reporting purposes in respect of stock option awards for each named executive officer, computed in accordance with FAS 123(R) (disregarding any adjustments for estimated forfeitures), and thus include amounts attributable to awards granted in 2006 and awards granted, but not yet vested, prior to 2006. All options granted to the named executive officers in 2006 have an exercise price equal to the closing sale price of the common stock on the date of grant, become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period, and have a maximum term of ten years. Vesting may be accelerated and earlier exercise permitted as a result of death, disability or retirement, or certain changes in control of the Company. Actual gains, if any, on stock option exercises are dependent on several factors, including the future performance of the common stock, overall market conditions and the continued employment of the named executive officer, and may be more or less than the fair value assigned to stock option awards under FAS 123(R).

Non-Equity Incentive Plan Compensation.  The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded under the Bonus Plan to each named executive officer for 2006. The Company paid all of these amounts in February 2007.

Each of the named executive officers is eligible to participate in the Bonus Plan. Cash payouts under the Bonus Plan are tied to the Company’s performance against objective criteria established by the

Organizational Development & Compensation Committee. For 2006, the performance goals for cash bonus payments to the named executive officers were based on the Company’s Earnings Per Share, Cash Flow, Internal Sales Growth and Total Shareholder Return. In the case of those named executive officers who are Group Presidents, the goals were based 50% on those overall Company performance goals and 50% on their individual Group’s Operating Income, Cash Flow and Internal Sales Growth. The bonus amount payable is a percentage of salary based upon a participant’s participation category and the level of attainment of the applicable performance goals. Performance below the target levels will result in lower or no bonus payments, and performance above the target levels will result in higher bonus payments. Under the Bonus Plan for 2006, since the applicable performance goal targets were achieved at a 189.1% level, the bonus payout to the Chief Executive Officer equaled $2,337,662, or 198.55% of his salary. For the other named executive officers in 2006, since the applicable performance goal targets were achieved at levels ranging from 131.2% to 194.6% (based on relative differences in attainment of Company and individual Group performance goals), the bonus payouts ranged from 85.3% to 126.5% of salary. For 2006, the Chief Executive Officer could have received a maximum bonus payout of 210% of salary, and each of the other named executive officers in 2006 could have received a maximum bonus payout of 130% of salary. Additional explanation of the non-equity incentive plan compensation for each named executive officer appears above under the caption “Compensation Discussion and Analysis—Annual Incentive Compensation” and below in footnotes 2, 3, 4 and 5 to the Grants of Plan-Based Awards table.

All Other Compensation.  The “All Other Compensation” column of the Summary Compensation Table reflects the following amounts for each named executive officer.

			Other
			Perquisites			SERP
	Aircraft		and			Cash
	—		Personal	Tax	401(k)	Account	Insurance
	CEO	Relocation	Benefits	Reimbursement	Plan	Credit	Premiums
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Total

Mark D. Ketchum	$325,865	$507,056	$17,170	$35,289	$8,800	$75,615	$5,494	$975,289
J. Patrick Robinson	—	$61,701	$37,716	$7,165	$17,600	$54,411	$4,094	$182,688
James J. Roberts	—	—	$13,725	—	$14,842	$73,742	$3,755	$106,064
Timothy J. Jahnke	—	—	$34,952	—	$19,800	$61,067	$3,659	$119,478
Steven G. Marton	—	—	$22,743	—	$15,040	$54,710	$4,013	$96,506

(1)	Aircraft. This column shows the estimated incremental cost to the Company in 2006 of providing personal use of Company-owned aircraft to Mr. Ketchum. Of this amount, approximately $256,190 represents the estimated incremental cost to the Company of Mr. Ketchum’s use of Company-owned aircraft for commuting purposes in connection with his service as Interim President and Chief Executive Officer and his relocation to Atlanta, Georgia in 2006, which usage the Company did not view as compensatory. The estimated cost of aircraft usage by the named executive officers is determined by multiplying flight hours by an average estimated hourly cost of operating the aircraft. The hourly cost is calculated at the beginning of each year by dividing total budgeted variable expenses, such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering, by estimated flight hours for the year.

(2)	Relocation. For Mr. Ketchum, this amount represents (a) payment of Mr. Ketchum’s living expenses in Atlanta, Georgia, for the period during 2006 while he served as interim President and Chief Executive Officer and pending his relocation ($86,740) and (b) the reimbursement of his relocation expenses and payment of an allowance and home sale incentive (which was earned in 2006 but will be paid in 2007) in connection with the relocation of Mr. Ketchum’s principal residence to Atlanta, Georgia ($420,316). For Mr. Robinson this amount represents the reimbursement of Mr. Robinson’s relocation expenses and payment of an allowance in connection with the pending relocation of Mr. Robinson’s principal residence to Atlanta, Georgia.

(3)	Other Perquisites and Personal Benefits. The amounts in this column consist of (a) the incremental cost to the Company of providing personal use of a leased Company automobile to each named executive officer, (b) all amounts paid by the Company to or on behalf Messrs. Ketchum, Robinson, Jahnke and Marton in respect of tax planning and return preparation services, (c) all amounts paid by the Company for physical examinations, which are required pursuant to Company policy, for Messrs. Ketchum, Robinson, Jahnke and Marton, and (d) the estimated incremental cost to the Company of providing personal use of Company-owned aircraft to Messrs. Robinson and Jahnke.

(4)	Tax Reimbursement. This column shows the amount of reimbursement of taxes associated with certain taxable reimbursements paid to Mr. Ketchum in connection with his relocation in 2006 and to Mr. Robinson in connection with his pending relocation.

(5)	401(k) Savings Plan. This column shows the amount of all Company matching and retirement contributions made in 2006 under the Company’s 401(k) Savings Plan on behalf of each named executive officer.

(6)	SERP Cash Account Credit. Each of the named executive officers is eligible to participate in the SERP and the SERP Cash Account. This column shows the annual employer credit for 2006 (exclusive of employee deferrals) to each named executive officer’s account under the 2002 Deferred Compensation Plan, which is referred to as a “SERP Cash Account”, as described below under “Retirement Plans—2002 Deferred Compensation Plan.”

(7)	Insurance Premiums. This column shows all amounts paid by the Company on behalf of each named executive officer in 2006 for (a) life insurance premiums: Mr. Ketchum, $2,806; Mr. Robinson, $1,406; Mr. Roberts, $1,067; Mr. Jahnke, $978; and Mr. Marton, $1,325; and (b) long-term disability insurance premiums: Mr. Ketchum, $2,688; Mr. Robinson, $2,688; Mr. Roberts, $2,688; Mr. Jahnke, $2,681; and Mr. Marton, $2,688.

Compensation Arrangements with President and Chief Executive Officer.  On February 13, 2006, with the approval of the independent members of its Board of Directors, the Company entered into a written compensation arrangement with Mr. Ketchum in connection with his appointment as the Company’s President and Chief Executive Officer. The material terms of this arrangement are:

•	Salary of $1,200,000 per year. See the “Salary” column of the Summary Compensation Table.

•	An annual bonus opportunity under the Bonus Plan with a target payout equal to 105% of salary and a maximum payout equal to 210% of salary, based on attainment of the performance criteria and payout levels contained in the Bonus Plan. See the “Non-Equity Incentive Compensation” column of the Summary Compensation Table and the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns under the Grants of Plan-Based Awards table.

•	A Company-paid automobile lease for a vehicle worth up to $80,000. See the “All Other Compensation” column of the Summary Compensation Table and the related description under the caption “Summary Compensation Table—All Other Compensation.”

•	Participation in the LTIP, which will permit Mr. Ketchum to earn an annual award of restricted shares under the 2003 Stock Plan based on attainment of annual performance criteria in respect of the Company’s Cash Flow and Total Shareholder Return. The value of Mr. Ketchum’s target and maximum award under the LTIP for 2006 was equal to 200% of salary, and restricted shares issued under the LTIP are subject to a three-year cliff vesting period. Mr. Ketchum’s first award of restricted shares under the LTIP was granted in 2007, based on attainment of performance criteria for 2006. See the description under the caption “Summary Compensation Table—Stock Awards—Restricted Stock.”

•	Eligibility for an annual stock option award under the 2003 Stock Plan, with a target annual option award for 250,000 shares and a maximum annual option award for 400,000 shares. The options will have an exercise price equal to the closing price of the Company’s stock on the date of grant and will vest at a rate of 20% per year over five years. Actual option awards will be determined by the Board of Directors based on individual and Company performance. Mr. Ketchum’s first opportunity for an annual stock option award occurred in 2007. See the “Option Awards” column of the Summary Compensation Table.

•	Participation in the SERP and SERP Cash Account Benefit. Mr. Ketchum will be entitled to receive three years of credited service under the SERP and SERP Cash Account for each year of his first five years of completed service, and then one year of credited service for each year of completed service thereafter. The additional years of service credited to Mr. Ketchum will be forfeited in the event his employment terminates prior to completing five years of service. See the table and related description below under the captions “Retirement Plans—Pension Plans” and “Retirement Plans—2002 Deferred Compensation Plan.”

•	Participation in the 2002 Deferred Compensation Plan and benefit plans provided to Company employees generally, including the Total Retirement Savings Program. Under the Total Retirement Savings Program, Mr. Ketchum will receive an annual Company contribution to his 401(k) Savings Plan account equal to five percent of his eligible earnings.

•	A one-time grant on February 13, 2006 of a stock option under the 2003 Stock Plan to acquire 200,000 shares of Company stock, with an exercise price equal to the closing price of the Company stock on February 13, 2006 and vesting at a rate of 20% per year over five years. See the “Option Awards” column of the Summary Compensation Table.

•	A one-time award on February 13, 2006 of 50,000 restricted shares under the Company’s 2003 Stock Plan, with a one-year cliff vesting period, which grant was approved by the Company’s stockholders in connection with their approval of the amendment and restatement of 2003 Stock Plan. See the “Stock Awards” column of the Summary Compensation Table and the related description under the caption “Summary Compensation Table—Stock Awards.”

•	Participation in the Company’s executive relocation program. See the “All Other Compensation” column of the Summary Compensation Table and the related description under the caption “Summary Compensation Table—All Other Compensation.”

•	Entitlement to retain the stock option award for up to 75,000 shares made in 2005, which is described below, and continued entitlement to receive a performance share award in 2006 for up to 50,000 shares under the Company’s 2003 Stock Plan, in connection with his prior service as the Company’s interim President and Chief Executive Officer. See the “Stock Awards” column of the Summary Compensation Table and the related description under the caption “Summary Compensation Table—Stock Awards.”

Mr. Ketchum had served as the interim President and Chief Executive Officer of the Company from October 16, 2005 until February 13, 2006. On November 5, 2005, with the approval of the independent members of its Board of Directors, the Company entered into a compensation arrangement with Mr. Ketchum in connection with his interim service. The material terms of this arrangement were:

•	Salary of $1,000,000 per year. See the “Salary” column of the Summary Compensation Table with respect to the period from January 1, 2006 to February 13, 2006.

•	A bonus opportunity under the Bonus Plan for 2005 equal to 25% of the bonus that would have been paid to a CEO if employed for all of 2005, and based on attainment of the CEO performance criteria and payout levels contained in the Bonus Plan. This bonus was previously reported in the Summary Compensation Table of the Company’s 2006 proxy statement.

•	A bonus opportunity under the Bonus Plan for 2006, equal to the bonus that would have been paid to him had he remained employed until December 31, 2006 based on attainment of the CEO performance criteria and payout levels in effect for 2006, prorated for the number of days of employment in 2006 as interim President and CEO. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•	Reimbursement of temporary living expenses while residing in the Atlanta, Georgia area during his employment as interim President and CEO and the use of a Company airplane for commuting purposes. See the “All Other Compensation” column of the Summary Compensation Table and the related description under “Summary Compensation Table—All Other Compensation.”

•	Participation in the 2002 Deferred Compensation Plan and benefit plans provided to Company employees generally. See the tables and related descriptions below under the caption “Retirement Plans—2002 Deferred Compensation Plan.”

•	A grant on November 9, 2005 of a stock option under the 2003 Stock Plan to acquire up to 75,000 shares of Company stock, with an exercise price equal to the closing price of the Company stock on November 9, 2005. If his employment with the Company had terminated for any reason (including in connection with the hiring of a new President and CEO) within one year of the grant date, he would have been required to forfeit a portion of the option based on the number of full and partial months in the one-year period during which Mr. Ketchum did not serve as President and CEO. The option is subject to a vesting schedule whereby 20% of the option vests on each anniversary of the grant while he is employed or in continued service on the Board of Directors.

•	An award of performance shares granted in 2006 under the 2003 Stock Plan, entitling him to receive up to 50,000 shares of unrestricted stock of the Company in 2007. The award was based upon attainment of the CEO performance goals set forth in the Bonus Plan for 2006 and/or upon attainment of the individual performance criteria established by the Board of Directors. See the “Stock Awards” column of the Summary Compensation Table.

2006 Grants of Plan-Based Awards

This table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan awards that could be earned for 2006, (2) estimated possible payouts under equity incentive plan awards that were made in 2006, (3) other stock awards made in 2006, and (4) stock options granted in 2006.

			Estimated Possible Payouts			Estimated Possible Payouts			All Other	All
			Under Non-Equity Incentive Plan Awards(2)			Under Equity Incentive Plan Awards			Stock	Other Option
									Awards:	Awards:	Exercise
		Date							Number Of	Number Of	Or Base
		of							Shares	Securities	Price of	Grant Date Fair
		Board							Of Stock	Underlying	Option	Value of Stock and
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Or Units	Options	Awards	Option Awards
Name	Date	(1)	($)(3)	($)(4)	($)(5)	(#)(6)	(#)(6)	(#)(6)	(#)(7)	(#)(8)	($/sh)	(9)
Mark D. Ketchum	2/13/06		—	$1,236,173	$2,472,346
	3/22/06					—	50,000	50,000				$1,276,000
	2/13/06								50,000			$1,181,000
	2/13/06									200,000	$23.62	$1,407,660
J. Patrick Robinson	2/8/06		—	$334,750	$669,500
	5/9/06	2/8/06				—	6,062	6,062				$182,830
	2/8/06								18,783			$450,604
	2/8/06									40,000	$23.99	$285,940
James J. Roberts	2/8/06		—	$471,250	$942,500
	5/9/06	2/8/06				—	8,534	8,534				$257,385
	2/8/06								26,443			$634,368
	2/8/06									50,000	$23.99	$357,425

			Estimated Possible Payouts			Estimated Possible Payouts			All Other	All
			Under Non-Equity Incentive Plan Awards(2)			Under Equity Incentive Plan Awards			Stock	Other Option
									Awards:	Awards:	Exercise
		Date							Number Of	Number Of	Or Base
		of							Shares	Securities	Price of	Grant Date Fair
		Board							Of Stock	Underlying	Option	Value of Stock and
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Or Units	Options	Awards	Option Awards
Name	Date	(1)	($)(3)	($)(4)	($)(5)	(#)(6)	(#)(6)	(#)(6)	(#)(7)	(#)(8)	($/sh)	(9)
Timothy J. Jahnke	2/8/06		—	$302,250	$604,500
	5/9/06	2/8/06				—	5,474	5,474				$165,096
	2/8/06								16,960			$406,870
	2/8/06									35,000	$23.99	$250,198
Steven G. Marton	2/8/06		—	$354,900	$709,800
	5/9/06	2/8/06				—	6,427	6,427				$193,838
	2/8/06								19,148			$459,361
	2/8/06									30,000	$23.99	$214,455

(1)	Date of Board Action. Unless otherwise noted in this column, the date that the Board of Directors or Organizational Development & Compensation Committee acted to make the grant or award is the same as the grant date shown in the “Grant Date” column. The awards of performance shares for named executive officers other than Mr. Ketchum were approved by the Organizational Development & Compensation Committee on February 7, 2006 and by the Board of Directors on February 8, 2006, subject to stockholder approval of the amendment and restatement of the 2003 Stock Plan, which occurred on May 9, 2006 and is treated as the grant date of the performance shares.

(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Payouts under the Bonus Plan were based on performance in 2006, which has now occurred. Thus, the information in the “Target” and “Maximum” columns and the related footnotes reflect the range of potential payouts when the performance goals were set in February 2006. The amounts actually paid under the Bonus Plan for 2006 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Non-Equity Incentive Plan Awards—Threshold. Pursuant to the Bonus Plan, performance at or below a specific percentage of a target goal will result in no payment with respect to that performance goal. For the performance goals applicable to the Bonus Plan in 2006, these minimum performance levels were as follows:

Performance Measure	Minimum Percentage

Earnings Per Share	84.4%
Internal Sales Growth	95.2% of internal sales target
Cash Flow	62.5%
Total Shareholder Return	21st in comparator group
Group Operating Income	60%
Group Cash Flow	75%
Group Internal Sales Growth	98% of internal sales target

Performance above these minimums would result in a payment ranging from $1 to the maximum bonus amount for each measure, depending on the level at which the performance goal was attained.

(4)	Non-Equity Incentive Plan Awards—Target. Pursuant to the Bonus Plan, for Mr. Ketchum, the amount shown in this column represents 105% of his salary for 2006, and for each other named executive officer, the amount shown in this column represents 65% of his salary for 2006.

(5)	Non-Equity Incentive Plan Awards—Maximum. Pursuant to the Bonus Plan, for Mr. Ketchum, the amount shown in this column represents 210% of his salary for 2006, and for each other named executive officer, the amount shown in this column represents 130% of his salary for 2006.

(6)	Estimated Possible Payouts Under Equity Incentive Plan Awards. For all named executive officers other than Mr. Ketchum, these columns show the number of performance shares having a market value as of February 13, 2007 (the date on which the shares were issued to the named executive officer), equal to 35.5% of the named executive officer’s salary earned during 2006, which reflects the reduction in the named executive officer’s target cash bonus (as a percentage of salary) from 2005 to 2006. For these individuals, performance at or below the specific percentage of each target goal specified in footnote (3) above would have resulted in no payment of shares with respect to that performance goal. Performance above these minimums would result in the payment of shares having a value ranging from $1 to the target and maximum amount for each measure, depending on the level at which the performance goal was attained.

For Mr. Ketchum, the amount shown in these columns shows a one-time award on February 13, 2006 of 50,000 performance shares.

(7)	All Other Stock Awards: Number Of Shares of Stock Or Units. This column shows the number of shares of restricted stock awarded to the named executive officers in 2006.

(8)	All Other Option Awards: Number of Securities Underlying Options. This column shows the number of shares that may be issued to the named executive officer on exercise of stock options granted in 2006.

(9)	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value of awards of restricted stock and stock options to the named executive officers, and awards of performance shares to Mr. Ketchum in 2006, computed in accordance with FAS 123(R), and the target/maximum value of each award of performance shares to the named executive officers (other than Mr. Ketchum) in 2006. See Footnote 15 to the Consolidated Financial Statements included in the Company’s 2006 Annual Report on Form 10-K for an explanation of the assumptions made by the Company in valuing these awards.

Outstanding Equity Awards at 2006 Fiscal Year-End

This table sets forth information for each named executive officer with respect to (1) each grant of options to purchase Company common stock that was made at any time, has not been not exercised, and remained outstanding at December 31, 2006, and (2) each award of restricted stock that was made at any time, has not vested, and remained outstanding at December 31, 2006.

Option Awards(1)					Stock Awards
						Market
					Number	Value
	Number	Number			Of Shares	Of Shares
	Of Securities	Of Securities			Or Units	Or Units
	Underlying	Underlying			Of Stock	Of Stock
	Unexercised	Unexercised	Option		That Have	That Have
	Options	Options	Exercise	Option	Not Vested	Not Vested
	(#)	(#)	Price	Expiration	(#)	($)
Name	Exercisable	Unexercisable	($)	Date	(2)	(8)
Mark D. Ketchum	2,000	8,000	$22.38	2/10/15	52,000(3)	$1,505,400
	800	3,200	$21.68	5/11/15
	15,000	60,000	$22.81	11/9/15
	0	200,000	$23.62	2/13/16
J. Patrick Robinson	30,000	0	$24.67	5/7/11	56,909(4)	$1,647,516
	10,300	0	$24.00	5/9/11
	11,400	0	$26.30	5/16/11
	19,840	4,960	$35.34	5/9/12
	18,000	12,000	$29.34	5/8/13
	14,000	21,000	$22.98	5/13/14
	7,500	30,000	$22.38	5/10/15
	0	40,000	$23.99	2/8/16

Option Awards(1)					Stock Awards
						Market
					Number	Value
	Number	Number			Of Shares	Of Shares
	Of Securities	Of Securities			Or Units	Or Units
	Underlying	Underlying			Of Stock	Of Stock
	Unexercised	Unexercised	Option		That Have	That Have
	Options	Options	Exercise	Option	Not Vested	Not Vested
	(#)	(#)	Price	Expiration	(#)	($)
Name	Exercisable	Unexercisable	($)	Date	(2)	(8)
James J. Roberts	67,900	0	$26.50	3/30/11	76,690(5)	$2,220,176
	21,240	0	$24.00	5/9/11
	25,440	6,360	$35.34	5/9/12
	22,499	15,001	$29.34	5/8/13
	50,820	33,880	$28.40	6/2/13
	0	30,000	$22.98	5/13/14
	10,000	40,000	$22.38	2/10/15
	0	50,000	$23.99	2/8/16
Timothy J. Jahnke	700	0	$34.75	2/11/07	54,946(6)	$1,590,687
	2,030	0	$43.56	2/9/08
	900	0	$47.00	5/13/08
	2,649	0	$43.06	2/7/09
	3,400	0	$42.06	5/26/09
	5,800	0	$42.63	8/6/09
	4,800	0	$34.63	10/29/09
	12,200	0	$26.94	5/10/10
	15,600	0	$24.00	5/9/11
	14,160	3,540	$35.34	5/9/12
	12,000	8,000	$29.34	5/8/13
	20,000	30,000	$22.98	5/13/14
	5,000	20,000	$22.38	2/10/15
	0	35,000	$23.99	2/8/16
Steven G. Marton	20,000	30,000	$24.19	12/31/14	53,810(7)	$1,557,800
	4,000	16,000	$22.38	2/10/15
	0	30,000	$23.99	2/8/16

(1)	Option Awards. Each option grant has a ten-year term and vests in equal annual installments of 20% commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. Thus, the vesting date for each option award in this table can be calculated accordingly. Vesting may be accelerated and earlier exercise permitted as a result of death, disability, retirement or certain changes in control of the Company. All options were granted at market value on the date of grant, based on the closing market price of the common stock for such date as reported in The Wall Street Journal.

(2)	Number of Shares or Units of Stock That Have Not Vested. Represents all restricted stock awards held by the named executive officer as of December 31, 2006. All restricted stock awarded to the named executive officers vests on the third anniversary of the date of grant, except that for Mr. Ketchum, the amount in this column reflects a one-time award on February 13, 2006 of 50,000 restricted shares, with a one-year cliff vesting period. Vesting may be accelerated as a result of death, disability or certain changes in control of the Company.

(3)	Vesting Dates—Ketchum. The vesting dates of these restricted shares are February 13, 2007 (50,000 shares) and May 11, 2008 (2,000 shares).

(4)	Vesting Dates—Robinson. The vesting dates of these restricted shares are January 2, 2007 (25,000 shares), February 10, 2008 (13,126 shares) and February 8, 2009 (18,783 shares).

(5)	Vesting Dates—Roberts. The vesting dates of these restricted shares are January 2, 2007 (30,000 shares), February 10, 2008 (20,247 shares) and February 8, 2009 (26,443 shares).

(6)	Vesting Dates—Jahnke. The vesting dates of these restricted shares are January 2, 2007 (15,000 shares), May 13, 2007 (10,000 shares), February 10, 2008 (12,986 shares) and February 8, 2009 (16,960 shares).

(7)	Vesting Dates—Marton. The vesting dates of these restricted shares are December 31, 2007 (20,000 shares), February 10, 2008 (14,662 shares) and February 8, 2009 (19,148 shares).

(8)	Market Value of Shares or Units of Stock That Have Not Vested. Represents the number of shares of common stock covered by the restricted stock awards valued using $28.95 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 29, 2006).

2006 Option Exercises and Stock Vested

This table sets forth information concerning (1) the exercise during 2006 of options to purchase shares of common stock by each named executive officer, (2) the dollar amount realized on exercise of the exercised options, (3) the acquisition of shares of common stock on vesting during 2006 of performance share awards, and (4) the value of those vested shares. No named executive officer acquired shares of restricted stock on vesting during 2006.

	Option Awards			Stock Awards
	Number of Shares	Value		Number of
	Acquired on	Realized on		Shares Acquired	Value Realized
	Exercise	Exercise		On Vesting	On Vesting
Name	(#)	($)		(#)(1)	($)(2)

Mark D. Ketchum	—	—		50,000	$1,276,000
J. Patrick Robinson	—	—		6,062	$175,495
James J. Roberts	16,860	$72,919	(3)	8,534	$247,059
James J. Roberts	10,000	$60,300	(4)	—	—
Timothy J. Jahnke	—	—		5,474	$158,472
Steven G. Marton	—	—		6,427	$186,062

(1)	Number of Shares Acquired On Vesting. The number of shares issued pursuant to the performance share awards (other than Mr. Ketchum’s, which was fixed at 50,000 shares) was determined by reference to the closing market price of the common stock on February 13, 2007 ($30.16), which is the date on which the shares were actually issued. See the “Stock Awards” column of the Summary Compensation Table and the related description under the caption “Summary Compensation Table—Stock Awards.”

(2)	Value Realized on Vesting. For Mr. Ketchum, represents the number of shares covered by his performance share award, which was subject to corporate and individual performance criteria but was fully vested on the grant date, valued using the closing market price of the Company’s common stock as reported in The Wall Street Journal for the grant date of March 22, 2006 ($25.52). For all other named executive officers, represents the number of performance shares covered by performance share awards, which vested on December 31, 2006, valued using the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 29, 2006 ($28.95).

(3)	Value Realized on Exercise. Represents the difference between $27.72 (the closing market price of the common stock as reported in The Wall Street Journal for the date of exercise of the option) and the option exercise price multiplied by the number of shares of common stock covered by the options exercised.

(4)	Value Realized on Exercise. Represents the difference between $29.01 (the closing market price of the common stock as reported in The Wall Street Journal for the date of exercise of the option) and the option exercise price multiplied by the number of shares of common stock covered by the options exercised.

Retirement Plans

The Company provides its eligible executives with retirement benefits using a combination of the Company’s Pension Plan, 401(k) Savings Plan, Supplemental Executive Retirement Plan (“SERP”) and 2002 Deferred Compensation Plan.

2006 Pension Benefits

The Company provides defined benefit pension benefits under the SERP and the Pension Plan. This table shows (1) the years of service currently credited to each named executive officer under the SERP and the Pension Plan, and (2) the present value of the accumulated benefit payable under the SERP and the Pension Plan to each named executive officer commencing at age 65.

			Present
			Value of	Payments
			Accumulated	During
		Number of Years	Benefit	Last Fiscal Year
Name	Plan Name	Credited Service(1)	($)(2)	($)

Mark D. Ketchum	SERP	2 years, 10.5 months	$393,302	—
J. Patrick Robinson	SERP	5 years, 4 months	$131,829	—
	Pension Plan	5 years, 4 months	$54,275	—
James J. Roberts	SERP	5 years, 6 months	$109,624	—
	Pension Plan	5 years, 6 months	$46,589	—
Timothy J. Jahnke	SERP	20 years, 7 months	$207,447	—
	Pension Plan	20 years, 7 months	$120,925	—
Steven G. Marton	SERP	1 year, 9 months	—	—

(1)	Number of Years of Credited Service. Years of credited service shown in this column are calculated as of September 30, 2006, which is the measurement date used for reporting purposes in the Company’s 2006 Form 10-K. The credited service shown in the table for Mr. Ketchum is three times his 11.5 months of actual years of completed service as of September 30, 2006. As part of his compensation arrangement with the Company, Mr. Ketchum is entitled to receive three years of credited service under the SERP for each year of his first five years of completed service, and then one year of credited service for each year of completed service thereafter. The additional years of credited service will be forfeited if Mr. Ketchum’s employment terminates prior to the completion of five years of service. The present value of the accumulated benefit based on actual years of completed service (11.5 months) is $0.

(2)	Present Value of Accumulated Benefit. Amounts shown in this column are calculated as of September 30, 2006, which is the measurement date used for reporting purposes in the Company’s 2006 Form 10-K. See Footnote 13 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for an explanation of the assumptions made by the Company in determining the amounts reported in this column. Present values were calculated using the 1983 Group Annuity Mortality Table for the SERP and the RP-2000 Combined Healthy Mortality Table Without Projection for the Pension Plan, consistent with assumptions used for reporting purposes in the Company’s 2006 Form 10-K. Present values for the SERP reflect an offset for the Pension Plan benefit which the named executive officer would receive if the Company had not frozen enrollment and benefit accruals under the Pension Plan effective December 31, 2004.

SERP

The SERP is intended to offer competitive benefits to attract and retain executive talent. In order to provide retirement benefits that are more competitive with those offered by other businesses and to reduce the overall cost of providing these benefits, the Company amended the SERP effective as of January 1, 2004 to integrate it with the 2002 Deferred Compensation Plan. In 2006, the Company further amended the SERP to provide that no employee may commence or recommence participation in the SERP after December 31, 2006. At the same time, in order to make up for this lost benefit, the Company amended the formula for determining Company contributions to the cash accounts of certain senior level executives under the 2002 Deferred Compensation Plan, as described below under the caption “2002 Deferred Compensation Plan.”

The material terms and conditions of the SERP as they pertain to the named executive officers include the following:

Eligibility.  An executive generally is eligible to participate in the SERP if he is an officer of the Company or a participating affiliate with a title of Vice-President, President, or above, which includes all of the named executive officers.

Benefit Formula.  The SERP calculates a basic retirement benefit prior to applying an offset. The basic SERP formula is as follows:

•	For participants with a title of President or above on December 31, 2003 (which includes Mr. Robinson, Mr. Roberts and Mr. Jahnke): a monthly benefit equal to 1/12 of 67% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25.

•	For participants who are hired with or promoted to a title of President or above after December 31, 2003 (which includes Mr. Ketchum and Mr. Marton): a monthly benefit equal to 1/12 of 50% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25.

The basic SERP benefit of each named executive officer is then reduced by his monthly primary Social Security benefit, monthly Pension Plan benefit and SERP Cash Account benefit under the 2002 Deferred Compensation Plan. The offset for the Cash Account benefit is calculated by converting the Cash Account balance to a single-life annuity. The offset for the Pension Plan benefit includes the benefit the named executive officer would receive if the Company had not frozen new enrollment and benefit accruals under the Pension Plan effective December 31, 2004.

Compensation for purposes of the basic SERP benefit formula includes base salary and bonus, unreduced for amounts deferred pursuant to the Newell 401(k) Savings Plan, the 2002 Deferred Compensation Plan and the Flexible Benefits Accounts Plan. The amount of bonus compensation for

2006 and subsequent years included in the calculation of a participant’s SERP benefit is adjusted to equal the amount that would have been received by the participant under the Bonus Plan in effect for 2005, prior to the revision of such percentages for 2006, rather than actual bonus payouts. The Bonus Plan amendments are described above under the caption “Compensation Discussion and Analysis—Key Elements of Executive Compensation—Amendments to Bonus Plan and Transition Awards.”

For a detailed explanation of the Cash Account benefit under the 2002 Deferred Compensation Plan, see the discussion below under the caption “2002 Deferred Compensation Plan.”

Benefit Entitlement.  A participant becomes vested in the SERP benefit upon employment at or after age 60, involuntary termination with 15 years of credited service, or death during employment. In addition, a participant who has either attained age 60 or earned 15 years of credited service and who is employed on the date of any sale of his affiliate or division of the Company will become fully vested in the SERP benefit on such date.

Retirement.  A participant is eligible for a normal retirement benefit as determined above beginning at or after age 65. The SERP provides for an early retirement benefit upon a terminated, vested participant’s attainment of age 60 with 15 years of vesting service under the Pension Plan. The early retirement benefit is equal to the age 65 benefit determined as described above, except that the gross amount of the benefit (before offsets) is reduced by 0.5% for each month the benefit payments begin before age 65. No named executive officer is currently eligible for a normal or early retirement under the SERP.

Form of Benefit Payment.  The SERP formula calculates the amount of benefit payable in the participant’s normal form of benefit, which is a straight-life annuity for an unmarried participant and a joint and 50% survivor annuity for a married participant. The participant, with spousal consent, can waive the normal form and elect to have benefits paid in various annuity forms, each of which is the actuarial equivalent of a straight life annuity.

Forfeiture Events.  A participant will forfeit the SERP benefit if his employment is terminated due to fraud, misappropriation, theft, embezzlement or intentional breach of fiduciary duty, he competes with the Company in the areas that it serves, he makes an unauthorized disclosure of trade or business secrets or privileged information, he is discharged for repeated drunkenness on the job, he is convicted of a felony connected with his employment or he makes a material misrepresentation in any document he provides to or for the Company.

Assumptions.  The assumptions used in calculating the present value of the accumulated benefit are set forth in Footnote 13 to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the footnotes to the Pension Benefits table above. The Company does not generally grant extra years of credited service under the SERP but makes this determination on an individual basis. The additional credited service which Mr. Ketchum can earn (as described in note 2 to the table above) is intended to provide him with a meaningful SERP benefit, which he would not otherwise be able to earn given his age and recent employment date.

Pension Plan

The Pension Plan is a tax-qualified pension plan covering all eligible employees of the Company. The Pension Plan was amended to cease future benefit accruals for non-union employees, including the named executive officers, beginning January 1, 2005, so no non-union employees earn additional benefits under the Pension Plan after December 31, 2004. The material terms and conditions of the Pension Plan as they pertain to the named executive officers include the following:

Eligibility.  Named executive officers who were not participants as of December 31, 2004 do not participate in the Pension Plan. Because they were not participants as of that date, Mr. Ketchum and Mr. Marton do not participate in the Pension Plan. The other named executive officers are participants in the Pension Plan.

Benefit Formula.  For service years from 1982 through 1988, benefits accrued at the rate of 1.1% of compensation not in excess of $25,000 for each year plus 2.3% of compensation in excess of $25,000. For service years from and after 1989, benefits accrue at the rate of 1.37% of compensation not in excess of $25,000 for each year plus 1.85% of compensation in excess of $25,000. No more than 30 years of service are taken into account in determining benefits. Compensation includes regular or straight-time salary or wages (unreduced for amounts deferred pursuant to the Newell 401(k) Savings Plan or the Flexible Benefits Account Plan), the first $3,000 in bonuses and 100% of commissions (up to applicable Internal Revenue Code limits).

Benefit Entitlement.  A participant becomes vested in the retirement benefit after completing five years of service.

Retirement.  A participant is eligible for a normal retirement benefit based on the benefit formula described above if his or her employment terminates at or after age 65. A participant is eligible for an early retirement benefit if his or her employment terminates at or after age 60 and he or she has completed 15 years of vesting service. The early retirement benefit is equal to the normal retirement benefit described above, reduced by 0.5% for each month the benefit commences before age 65. A participant who is not eligible for a normal or early retirement benefit but has completed five years of vesting service is eligible for a deferred retirement benefit, following termination of employment, beginning at age 65 (or age 60 if the participant terminated employment with at least 15 years of vesting service, subject to a reduction of 0.5% for each month the payments begin before age 65). No named executive officer is currently eligible for a normal or early retirement benefit under the Pension Plan.

Form of Benefit Payment.  The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity, which is the normal form of benefit for an unmarried participant. The normal form of benefit for a married participant is a joint and 50% survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 50% of the reduced monthly amount for life. The participant, with spousal consent, can waive the normal form and elect to have benefits paid in various annuity forms, each of which is the actuarial equivalent of the straight life annuity forms.

Frozen Benefits.  Non-union participants do not earn any additional pension benefits after December 31, 2004. Their Pension Plan benefits are calculated using compensation and service as of December 31, 2004 and are paid in accordance with the Pension Plan. Participants continue to earn years of service after December 31, 2004 for vesting and early retirement eligibility.

Newell 401(k) Savings Plan.  In order to make up in part the Pension Plan benefits that stopped accruing as of December 31, 2004, the Company amended its 401(k) Savings Plan to provide retirement contributions for eligible non-union participants beginning in 2005. The Company makes retirement contributions to a participant’s account each year in accordance with the following schedule:

Age + Completed
Years of Service	% of Covered Pay

Less than 40	2%
40-49	3%
50-59	4%
60 or more	5%

In addition, for any participant age 50 or older on January 1, 2005, the Company makes additional retirement contributions to the participant’s account each year as follows:

Age as of
January 1, 2005	% of Covered Pay

50-59	3%
60 or older	5%

These contributions are subject to a five-year cliff vesting schedule, which includes credit for years of service earned prior to 2005. The retirement contributions made for each named executive officer are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Assumptions.  The assumptions used in calculating the present value of the accumulated benefit are set forth in Footnote 13 to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the footnotes to the Pension Benefits table above. The Company does not grant extra years of credited service under the Pension Plan.

2006 Nonqualified Deferred Compensation

This table shows the contributions made by each named executive officer and the Company in 2006, the earnings accrued on the named executive officer’s account balance in 2006 and the account balance at December 31, 2006 under each of the 2002 Deferred Compensation Plan and the Newell Co. Deferred Compensation Plan.

		Executive	Company	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Plan Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Mark D. Ketchum	2002 Deferred Compensation Plan	$786,304	$10,417	$42,354	—	$839,074
J. Patrick Robinson	2002 Deferred Compensation Plan	—	$44,938	$52,227	—	$547,249
James J. Roberts	2002 Deferred Compensation Plan	—	$65,376	$48,905	—	$507,600
Timothy J. Jahnke	2002 Deferred Compensation Plan	—	$45,373	$136,861	—	$1,260,963
	Newell Co. Deferred Compensation Plan	—	—	$14,150	—	$148,521
Steven G. Marton	2002 Deferred Compensation Plan	$134,641	$26,250	$22,339	—	$209,832

(1)	Executive Contributions in Last FY. The amount of contributions made by each named executive and reported in this column with respect to salary or base compensation deferrals is included in each named executive officer’s compensation reported on the 2006 Summary Compensation Table as Salary or Bonus. The amount of contributions reported in this column also reflects deferral of cash bonuses paid in 2006 but earned and reported on the Summary Compensation Table for 2005.

(2)	Company Contributions in Last FY. The amount of Company contributions reported in this column for each named executive officer was included in each named executive officer’s All Other Compensation reported on the Summary Compensation Table for 2005, as SERP Cash Account credits are made following the year in which they are earned by the executive.

(3)	Aggregate Earnings in Last FY. The investment earnings reported in this column for each named executive officer are not reported on the Summary Compensation Table, except that above market earnings of $1,143 earned by Mr. Jahnke in 2006 under the Newell Co. Deferred Compensation Plan are reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)	Aggregate Balance at Last FYE. The aggregate balance as of December 31, 2006 reported in this column for each named executive officer reflects amounts that have been previously reported as compensation on the Summary Compensation Table for 2006 or prior years, except (a) the following amounts of earnings included in the account balance: Mr. Ketchum, $42,354; Mr. Robinson, $125,664; Mr. Roberts, $98,746; Mr. Jahnke, $349,255; and Mr. Marton, $23,861; and (b) the initial SERP Cash Account credit under the 2002 Deferred Compensation Plan equal to the lump sum present value of the SERP benefit as of December 31, 2003, as described below under the caption

“2002 Deferred Compensation Plan,” for each of the following named executive officers: Mr. Robinson, $101,402; Mr. Roberts, $292,211; and Mr. Jahnke, $853,985. The aggregate balance reported in this column for each named executive officer does not include the SERP Cash Account credit earned by the individual in 2006 and reported in the “All Other Compensation” column of the Summary Compensation Table, as SERP Cash Account credits are made following the year in which they are earned.

2002 Deferred Compensation Plan

The Company’s 2002 Deferred Compensation Plan is a nonqualified defined contribution plan that covers certain eligible employees, including the named executive officers, and the Directors of the Company. The material terms and conditions of the 2002 Deferred Compensation Plan as they pertain to the named executive officers are as follows:

Eligibility.  Employees designated by the Plan Committee are eligible to participate. All named executive officers are eligible to participate.

Participant Contributions.  For each calendar year, a participant can elect to defer up to 50% of his base salary and up to 100% of any cash bonus paid for the calendar year. The deferred amounts are credited to a Plan account established for the participant.

SERP Cash Account Feature.  Each participant who also participates in the SERP, and each participant who is hired with or promoted to a title of Vice-President or above after December 31, 2003, has a Cash Account under the 2002 Deferred Compensation Plan. This includes each named executive officer. Each named executive officer who was a participant in the SERP on December 31, 2003 had the lump sum present value of his SERP benefit as of that date credited to his Cash Account. In addition, the Board has approved annual credits to the Cash Accounts of all participants who are employed on the last day of the calendar year as follows:

Age + Completed	% of
Years of Service	Compensation

Less than 40	3%
40-49	4%
50-59	5%
60 or more	6%

For participants with a title of President or above on December 31, 2003 (Mr. Robinson, Mr. Roberts and Mr. Jahnke), compensation includes salary and bonus, unreduced for amounts deferred pursuant to the 401(k) Savings Plan, the 2002 Deferred Compensation Plan or the Flexible Benefits Accounts Plan. The amount of bonus for 2006 and subsequent years included in the calculation of annual credits to a participant’s Cash Account is adjusted to equal the amount that would have been received by the participant under the Bonus Plan prior to the revision of bonus percentages for 2006, rather than actual payouts. For participants hired as or promoted to Vice-President or above after December 31, 2003 (Mr. Ketchum and Mr. Marton), compensation includes only the portion (as determined in the two preceding sentences) that is in excess of the annual IRS limits under Code Section 401(a)(17) ($220,000 in 2006).

In November 2006, the Company adjusted the benefit formula in respect of the Cash Account, effective January 1, 2007, to provide for:

•	Additional annual Company contributions equal to 10% of compensation for certain senior level executives who commence participation on or after January 1, 2007 and thus will not participate in the SERP (which additional contributions will not apply to any of the named executive officers), and

•	Additional Company contributions for participants whose Company matching and retirement savings contributions to the Company’s 401(k) Savings Plan are reduced due to their deferring compensation under the 2002 Deferred Compensation Plan.

Vesting.  A participant is fully vested in the portion of his Plan account attributable to his own deferrals of salary and bonus. The Cash Account portion vests over a 10-year period beginning at six years of credited service, at a rate equal to 10% per year. In addition, a participant will become fully vested in his Cash Account portion if he remains employed until the earliest of age 60, death or Disability (as defined in the Plan). The Plan Committee has the discretion to determine the vesting schedule applicable to other discretionary Company contributions (although no such contributions have been made to date).

Investments.  Each participant’s Plan account is credited with earnings and losses based on investment alternatives made available by the Plan Committee and selected by the participant from time to time. The investment options currently offered under the Plan consist of mutual funds including stable value, total return and growth oriented funds. The Plan does not currently provide for Company stock or fixed return investments. Participants may change investment elections daily.

Distributions.  At the time a participant makes a deferral election, he must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or annual installments of not more than 10 years. The participant can select a payment date of any specified January following his termination of employment, but not later than the January following his attainment of age 65. If, however, a participant’s employment terminates prior to age 60 and such termination is voluntary, or involuntary due to cause, his Plan account will be distributed as soon as practicable. A participant also may elect, at the time of his initial deferral election, to have his Plan account paid on any specified January of any year while still employed (as long as such date is at least two years past the date of the deferral election). If, however, the participant’s employment terminates voluntarily or involuntarily due to cause, all scheduled in-service payments will be made as soon as practicable after such termination. A participant with a Cash Account who does not make elective deferrals must make the payment elections described above in accordance with procedures established by the Plan Committee. A participant may also request at any time a distribution from his Plan account of an amount necessary to satisfy an unforeseeable emergency. A Plan account balance of less than $25,000 will be paid in a lump sum following the participant’s termination of employment.

Plan Funding.  Upon a change in control of the Company (as defined in the Plan), the Company is required to establish a grantor trust and contribute to the trust an amount equal to the aggregate Plan account balances.

Newell Co. Deferred Compensation Plan

The Newell Co. Deferred Compensation Plan (the “Newell Co. Plan”) is a non-qualified defined contribution plan pursuant to which eligible employees could defer a portion of their cash bonus compensation. Deferrals ceased when the 2002 Deferred Compensation Plan was adopted, although the participants continue to maintain account balances under the Newell Co. Plan which are credited with earnings as described below. Mr. Jahnke is the only named executive officer who has an account balance under the Newell Co. Plan. The material terms and conditions of the Newell Co. Plan as they pertain to Mr. Jahnke are as follows:

Interest.  Interest on amounts credited to a plan account before January 1, 1997 are credited at the rate published in the Midwest Edition of The Wall Street Journal for United States Treasury Bills (which was 4.372% for the first quarter of 2006, 4.6966% for the second quarter of 2006, 4.9224% for the third quarter of 2006 and 4.8929% for the fourth quarter of 2006). Interest on amounts credited to a plan account on or after January 1, 1997 are credited at a fixed rate of 10%, compounded quarterly.

Distributions and Withdrawals.  A participant or his beneficiary is entitled to receive a distribution of his plan account following termination of employment or death. In each of these cases, the Company will choose the form of payment, which may be either a lump sum distribution or annual, quarterly or monthly installments over a period of up to 10 years. The Company will also choose the payment date or payment commencement date, which may not be more than 10 years after the date of termination or death. However, if the participant becomes employed by or otherwise provides services to a competitor of the

Company following his termination, the Company will distribute the participant’s account to him in a lump sum as soon as practicable following the employment or provision of services.

A participant may take an in-service withdrawal of any amounts that have been credited to his account for at least 36 months. Payment of this withdrawal will be made in a lump sum 12 months following the date of the request unless the participant terminates employment or dies before the payment is made. A participant may also make an in-service lump sum withdrawal if he has an unforeseeable emergency or if the Company undergoes a “change in control” as defined in the Newell Co. Plan.

Potential Payments Upon Termination or Change in Control of the Company

The Company provides certain benefits to eligible employees upon certain types of termination of employment, including a termination of employment following a change in control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, including those described in the “Retirement Plans” section of this Proxy Statement, stock options, restricted stock and performance shares that are otherwise vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). These incremental benefits as they pertain to the named executive officers are described below.

Employment Security Agreements

The Company has Employment Security Agreements with the named executive officers, all other executive officers and certain other key employees. The Agreements provide benefits upon the occurrence of certain terminations of employment following a change in control of the Company (as defined in the Agreements). The Agreements provide for benefits upon the following types of employment termination:

•	an involuntary termination of the executive’s employment by the Company without “good cause” that occurs within 24 months after a change in control of the Company;

•	a voluntary termination of employment for “good reason” that occurs within 24 months after a change in control of the Company; or

•	a voluntary termination of employment by the executive for any reason in the thirteenth month following the change in control.

“Good cause” exists if the executive engages in misconduct in the performance of his duties that causes material harm to the Company or the executive is convicted of a criminal violation involving fraud or dishonesty. “Good reason” exists if (1) there is a significant change in the nature or the scope of the executive’s authority or duties; (2) the executive is required to report to an officer with a lesser position or title than the officer to whom the executive reported on the date of the change in control, or in the case of the CEO, he is required to report to other than the entire Board; (3) there is a reduction in the executive’s rate of base salary; (4) the Company changes by 50 miles or more the principal location in which the executive is required to perform services; (5) the Company terminates or amends, or terminates or restricts the executive’s participation in, any incentive plan or retirement plan so that he is not provided with a level of benefits at least equal to those provided in the aggregate by such plans prior to such termination or amendment; or (6) the Company materially breaches the provisions of the Agreement.

The benefits provided upon such a termination of employment include the following (which are quantified on the table that follows this discussion):

•	A lump sum severance payment, payable within 30 days of the termination of employment, equal to two times the sum of (A) the executive’s annual base salary, determined as of the date of the change in control or, if higher, the date of employment termination, and (B) the executive’s bonus, calculated by multiplying his base salary by his applicable payout percentage based on his job position held on the date of the change in control or, if higher, the date of employment termination, and assuming the attainment of performance goals at the 100% level.

•	All benefits accrued under the Company’s incentive and retirement plans. In determining these benefits, the executive’s termination will be considered a retirement under the plans, he will receive service credit under the plans for the 24-month severance period, and he will become fully vested under the SERP and the Cash Account under the 2002 Deferred Compensation Plan.

•	All Company stock options held by the executive will become immediately exercisable and remain exercisable for a period of three years thereafter or, if shorter, the remaining term of the options, all restrictions on Company restricted stock held by the executive will lapse, and all performance goals on Company performance share awards to the executive will be deemed satisfied in full.

•	The executive and his spouse and eligible dependents will continue to be covered by all welfare plans of the Company during the 24-month severance period, or if earlier, until the executive is eligible for coverage under similar plans from a new employer.

•	The Company will continue to reimburse the executive for automobile expenses during the severance period or, if earlier, until he receives such reimbursement from a new employer.

•	The executive will be eligible for six months of outplacement services.

•	The Company will provide a gross-up payment to the executive to cover any excise and related income tax liability arising under Section 280G of the Internal Revenue Code as a result of any payment or benefit arising under the Agreement.

•	If the executive dies during the severance period, all amounts payable during the remainder of the severance period will be paid to his surviving spouse, and the spouse will continue to be covered under all applicable Company welfare plans.

•	The Company will pay any out-of-pocket expenses, including attorney’s fees, incurred by the executive in connection with enforcing or determining the validity of the Agreement.

The Agreements contain restrictive covenants that prohibit the executive from (1) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company’s consent and (2) soliciting the Company’s agents and employees. These restrictive covenants remain in effect during the 24-month severance period.

The table set forth below quantifies the additional benefits as described above that would have been paid to each named executive officer assuming a change in control of the Company had occurred and the named executive officer subsequently became eligible for benefits under the Agreement following a termination of employment on December 31, 2006.

2006 Potential Change in Control Payments

	Mark D.	J. Patrick	James J.	Timothy J.	Steven G.
Name	Ketchum	Robinson	Roberts	Jahnke	Marton

Two Times Base Salary	$2,400,000	$1,030,000	$1,450,000	$930,000	$1,050,000
Two Times Target Bonus	$2,520,000	$669,500	$942,500	$604,500	$682,500
Accrued Unvested Retirement Benefits — SERP(1)	$512,800	$174,391	$136,559	$229,654	—
Accrued Unvested Retirement Benefits — Cash Account	$86,468	$272,223	$581,342	—	$84,382
Accrued Unvested Retirement Benefits — 401(k) Plan	$8,800	—	—	—	$8,800
Additional Accruals for Severance Period — SERP(2)	$1,310,533	$227,574	$266,184	$141,404	$116,795
Additional Accruals for Severance Period — Cash Account	$295,200	$93,473	$119,625	$92,070	$90,090
Additional Accruals for Severance Period — 401(k) Plan	$22,750	$38,700	$36,400	$40,950	$36,400
Value of Unvested Stock Options(3)	$1,510,224	$520,870	$708,534	$484,100	$396,720
Value of Unvested Restricted Stock(4)	$1,505,400	$1,647,516	$2,220,176	$1,590,687	$1,557,800
Welfare Benefits for Severance Period(5)	$94,794	$54,116	$70,496	$51,816	$54,896
Automobile Expenses for Severance Period	$31,942	$34,130	$32,694	$35,042	$59,042
Outplacement Services (6 mos.)	$50,000	$50,000	$50,000	$50,000	$50,000
Tax Gross-Up (§280(G))	$3,681,438	$1,351,419	$1,772,762	$1,113,736	$1,152,187

Total	$14,030,349	$6,163,912	$8,387,272	$5,363,959	$5,339,612

(1)	Accrued Unvested Retirement Benefits—SERP. Amounts in this row are equal to the present value of the accumulated unvested benefit payable to each named executive officer under the SERP as of December 29, 2006, assuming benefits commence at age 65. Assumptions used in determining these amounts include a 5.81% discount rate and the 1983 Group Annuity Mortality Table. Present values for the SERP reflect an offset for the Pension Plan benefit which the named executive officer would receive if the Company had not frozen enrollment and benefit accruals under the Pension Plan effective December 31, 2004.

(2)	Additional Accruals for Severance Period—SERP. Amounts in this column are equal to the incremental present value of the accumulated benefit payable to each named executive officer under the SERP as of December 29, 2006, assuming benefits commence at age 65, resulting from crediting each individual with an additional two years of service under the SERP (six years in the case of Mr. Ketchum). Assumptions used in determining these amounts include a 5.81% discount rate and the 1983 Group Annuity Mortality Table. Present values for the SERP reflect an offset for the Pension Plan benefit which the named executive officer would receive if the Company had not frozen enrollment and benefit accruals under the Pension Plan effective December 31, 2004.

(3)	Value of Unvested Stock Options. The value of the stock options is based on the difference between the exercise price and the closing market price of the Company’s stock as reported in The Wall Street Journal for December 29, 2006 ($28.95).

(4)	Value of Unvested Restricted Stock. The value of the restricted stock is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 29, 2006 ($28.95).

(5)	Welfare Benefits for Severance Period. Amounts in this row consist of projected premiums for life, medical, dental, vision, AD&D and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the severance period for each named executive officer. Projections assume the following cost trends: medical (including pharmacy): 11%; dental: 6%; vision: 10%; life, AD&D and disability: no increase.

Company Severance Plans

The Company has severance plans that provide benefits to non-union employees who are involuntarily terminated without cause due to a lay-off, reduction in force, reorganization or similar reason. The plans as they pertain to the named executive officers provide the following benefits following a qualifying termination of employment: (1) continued salary for 52-104 weeks, in each case as determined by the Company in its sole discretion, less any amounts paid from any state unemployment program; and (2) continued health coverage pursuant to COBRA, with the named executive officer paying active employee premium rates for the duration of the severance period. Severance benefits are not paid if (A) the named executive officer receives severance pursuant to an Employment Security Agreement or a separately negotiated severance agreement or (B) the named executive officer declines an offer to remain with the Company or an affiliate, unless the offer requires him to relocate more than 50 miles, involves more than a 15% reduction in total cash compensation opportunities or is not for a comparable position. If the named executive officer obtains new employment prior to the end of the severance period, he will be entitled to only 50% of the severance benefits that would have been paid for the remainder of the severance period. Benefits are contingent upon the named executive officer’s execution of a release of claims against the Company.

The following table quantifies the benefits that would be paid to each named executive officer under these severance plans, assuming that a qualifying termination of employment had occurred on December 31, 2006 and that the named executive officer was not entitled to other severance benefits.

Continued Health
Executive	Continued Salary	Coverage (1)

Mark D. Ketchum	$1,200,000 to $2,400,000	—(2)
J. Patrick Robinson	$515,000 to $1,030,000	$5,144 to $10,288
James J. Roberts	$725,000 to $1,450,000	$5,144 to $10,288
Timothy J. Jahnke	$465,000 to $ 930,000	$5,144 to $10,288
Steven G. Marton	$525,000 to $1,050,000	$5,144 to $10,288

(1)	Continued Health Coverage. Amounts in this column consist of the projected difference between projected COBRA premiums and active employee premiums, net of employee paid administrative fees, for each named executive officer during the severance period. Projections assume the following cost trends: medical (including pharmacy): 11%; dental: 6%; vision: 10%.

(2)	Mr. Ketchum. Mr. Ketchum did not participate in the Company’s health, dental or vision coverage in 2006.

Other Termination Benefits

As described below, a named executive officer’s termination of employment with the Company due to death, disability or retirement (and which is not a termination as described in his Employment Security Agreement) can result in enhanced benefits under various plans and arrangements of the Company.

2003 Stock Plan

Options:  For all named executive officers other than Mr. Ketchum, if the individual’s employment terminates for any reason other than death, disability or retirement, all of his options expire on, and cannot be exercised after, the date of his termination. If the named executive officer’s employment terminates due to death, disability or retirement, all outstanding options fully vest and continue to be exercisable for one year following his termination (or the expiration of the term of the option, if earlier).

In the case of Mr. Ketchum, if his employment terminates for any reason other than death or disability or, in the case of options awarded to him in 2006, retirement, and at the same time his service on the Board of Directors terminates, all of his options expire on, and cannot be exercised after, the date of his termination. If Mr. Ketchum’s employment terminates for any reason other than death or disability or, in the case of options awarded to him in 2006, retirement, and his service on the Board continues, then the outstanding portion of all of his options will remain outstanding, will continue to vest and may be exercised in accordance with their original terms for so long as Mr. Ketchum remains a member of the Board. If Mr. Ketchum’s employment terminates due to death or disability or, in the case of options awarded to him in 2006, retirement, all of his outstanding options fully vest and continue to be exercisable for one year following his termination (or the expiration of the option term, if earlier) or, if he continues to serve on the Board, for such longer period as he remains a director (or the expiration of the option term, if earlier). The treatment of Mr. Ketchum’s options upon a subsequent termination of service on the Board would depend on whether the termination results from death, disability, retirement or other reason.

Restricted Stock:  If the named executive officer’s employment terminates for any reason other than death or disability, his restricted stock that has not yet vested is forfeited. If the named executive officer’s employment terminates due to death or disability, all restrictions lapse, and all shares fully vest, on the date of his termination.

Performance Shares:  Except for the performance shares awarded to Mr. Ketchum in 2006, performance shares vest as of the last day of the year in which they are granted. If the named executive officer’s employment terminates prior to the end of such year for any reason other than death, disability or retirement, all performance shares are forfeited on the date of termination. If the named executive officer’s employment terminates prior to the end of that year due to death, disability or retirement, performance shares vest in full on the termination date. The shares awarded to Mr. Ketchum were to be paid out only in the event certain corporate and individual performance criteria were met, but were not subject to forfeiture upon a termination of employment.

For these purposes:

“Disability” means (as determined by the Plan Committee in its sole discretion) the inability of the named executive officer to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Retirement” means the named executive officer’s termination from employment with the Company and all affiliates without cause (as determined by the Plan Committee in its sole discretion) when the named executive officer is 65 or older.

The following table illustrates the impact that each named executive officer’s termination of employment due to death, disability or retirement would have on his outstanding awards under the 2003 Stock Plan, assuming his termination occurred on December 31, 2006. The information in the table reflects the award information contained in the Outstanding Equity Awards at 2006 Fiscal Year-End table in this Proxy Statement.

	Value of Awards Already Vested as of	Value of Awards that Vested Upon Termination
Named Executive Officer	December 31, 2006(1)(2)	Due to Death, Disability or Retirement(2)

Mark D. Ketchum	Options: $111,056	Options: $1,510,224
	Restricted Stock: $0	Restricted Stock: $1,505,400
	Performance Shares: $1,447,500	Performance Shares: $0
J. Patrick Robinson	Options: $342,450	Options: $520,870
	Restricted Stock: $0	Restricted Stock: $1,647,516
	Performance Shares: $182,830	Performance Shares: $0
James J. Roberts	Options: $365,144	Options: $708,534
	Restricted Stock: $0	Restricted Stock: $2,220,176
	Performance Shares: $257,385	Performance Shares: $0
Timothy J. Jahnke	Options: $253,992	Options: $484,100
	Restricted Stock: $0	Restricted Stock: $1,590,687
	Performance Shares: $165,096	Performance Shares: $0
Steven G. Marton	Options: $121,480	Options: $396,720
	Restricted Stock: $0	Restricted Stock: $1,557,800
	Performance Shares: $193,838	Performance Shares: $0

(1)	Value of Awards Already Vested as of December 31, 2006. The named executive officer would be entitled to these awards if he terminated employment on December 31, 2006 for other than death, disability or retirement.

(2)	Determination of Award Values. The value of the stock options is based on the difference between the exercise price and the closing market price of the Company’s stock as reported in The Wall Street Journal for December 29, 2006. The value of the restricted stock and Mr. Ketchum’s 50,000 performance shares is based on the Company’s closing stock price as reported in The Wall Street Journal for December 29, 2006. The value of all other performance shares is based on the target and maximum value of each award.

SERP/Deferred Compensation Plans

The vesting provisions that apply to a named executive officer’s SERP benefit and Cash Account under the 2002 Deferred Compensation Plan can depend on the circumstances under which his employment terminates. See the discussion under the “Retirement Plans” section in this Proxy Statement.

SERP:  Assuming a termination of employment on December 31, 2006 for other than death or a change in control of the Company, the only named executive officer that would be entitled to a SERP benefit is Mr. Jahnke, and he would only be entitled to the benefit if he were involuntarily terminated by the Company. The present value of the accumulated SERP benefit to which he would be entitled commencing at age 65 is reported on the Pension Benefits table. Upon a termination of employment on December 31, 2006 due to death, each named executive officer would be entitled to a preretirement death benefit, which would provide a lesser benefit than the present value of the accumulated SERP benefit as reported on the Pension Benefits table.

2002 Deferred Compensation Plan:  Assuming a termination of employment on December 31, 2006, (1) if the termination is due to death or disability, each named executive officer would be entitled to the balance of his Plan account as reported in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table, and (2) if the termination is for any other reason, each named executive officer would be entitled to his vested portion of his Plan account: Mr. Ketchum, $828,222; Mr. Robinson, $329,437; Mr. Roberts, $0; Mr. Marton, $180,160; and Mr. Jahnke, $1,260,963.

Newell Co. Deferred Compensation Plan:  The Newell Co. Deferred Compensation Plan provides for a distribution of a participant’s plan account following a change of control, as defined in the plan, even if the participant has not terminated employment.

2006 Director Compensation

This table discloses all compensation provided to each non-employee director of the Company in 2006.

	Fees Earned
	Or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($) (2)	($) (3)	($)
Thomas E. Clarke	$88,500	$38,610	$33,143	$160,253
Scott S. Cowen	$83,500	$38,610	$27,120	$149,230
Michael T. Cowhig	$83,500	$27,966	$23,963	$135,429
William D. Marohn	$319,500	$38,610	$27,120	$385,230
Elizabeth Cuthbert Millett	$82,500	$38,610	$27,120	$148,230
Cynthia A. Montgomery	$88,500	$38,610	$27,120	$154,230
Allan P. Newell	$78,000	$38,610	$27,120	$143,730
Steven J. Strobel(1)	$55,452	$13,914	$17,795	$87,161
Gordon R. Sullivan	$83,500	$38,610	$27,120	$149,230
Raymond G. Viault	$83,000	$38,610	$43,238	$164,848

(1)	Mr. Strobel. Mr. Strobel joined the Board of Directors on March 22, 2006.

(2)	Stock Awards. The amount in this column consists of the dollar amount of expense recognized in 2006 for financial statement reporting purposes in respect of restricted stock awards for each non-employee director (disregarding any adjustments for estimated forfeitures), and thus includes amounts attributable to awards made in both 2006 and prior years. The grant date fair value of restricted stock awarded to each non-employee director in 2006, computed in accordance with FAS 123(R), was equal to $65,052. See Footnote 15 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for an explanation of the assumptions made by the Company in the valuation of these awards. The aggregate number of shares of restricted stock held by each non-employee director as of December 31, 2006 was as follows: Dr. Clarke, Dr. Cowen, Mr. Marohn, Ms. Millett, Dr. Montgomery, Mr. Newell, General Sullivan and Mr. Viault: 5,340 shares; Mr. Cowhig: 4,340 shares; and Mr. Strobel: 2,340 shares.

(3)	Option Awards. The amount in this column consists of the dollar amount of expense recognized in 2006 for financial statement reporting purposes in respect of stock option awards for each non-employee director (disregarding any adjustments for estimated forfeitures), and thus includes amounts attributable to awards made in both 2006 and prior years. The grant date fair value of annual stock option awards to each non-employee director in 2006, computed in accordance with FAS 123(R), was equal to $48,779. In addition to this annual grant, Mr. Strobel received an initial stock option award upon joining the Board of Directors on March 22, 2006 with a grant date fair value, computed in accordance with FAS 123(R), equal to $74,068. See Footnote 15 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for an explanation of the assumptions made by the Company in the valuation of these awards. The aggregate number of shares issuable pursuant to options held by each non-employee director as of December 31, 2006 was as follows: Dr. Cowen, Mr. Marohn, Ms. Millett, Dr. Montgomery, Mr. Newell and General Sullivan: 29,713 shares; Mr. Viault: 27,713 shares; Dr. Clarke: 23,713 shares; Mr. Cowhig: 19,713 shares; and Mr. Strobel 15,713 shares.

Directors of the Company who are not also employees of the Company are paid an annual retainer of $60,000 (the Chairman, William D. Marohn, is paid an annual retainer of $300,000), plus a $2,000 fee for each Board meeting attended and a $1,000 fee for each committee meeting attended, unless the meetings are conducted by telephone, in which case the fee is $500 for each meeting. Committee chairs receive an additional $1,000 fee for each committee meeting attended in person. Each director is eligible to participate in the Company’s 2002 Deferred Compensation Plan and is permitted to defer up to 100% of director fees under the terms of that plan.

Prior to the amendment and restatement of the 2003 Stock Plan that was approved by stockholders at the 2006 annual meeting, the 2003 Stock Plan provided that each new non-employee director was eligible to receive a stock option grant of up to a maximum of 20,000 shares on the date he or she joined the Board of Directors, and each non-employee director was eligible to receive a stock option grant of up to a maximum of 5,000 shares on the date of each annual meeting of stockholders at which he or she was re-elected or continued as a non-employee director. In addition, each non-employee director was entitled to receive a restricted stock award of up to a maximum of 2,000 shares at each annual meeting of stockholders at which he or she was first elected, was re-elected or continued as a non-employee director. As amended and restated, the 2003 Stock Plan provides for discretionary grants to non-employee directors of stock options, stock awards and stock units, and no longer contains these limits on the number of shares subject to the awards. Subject to the limitations of the 2003 Stock Plan, both prior to and following its amendment and restatement, the Board of Directors in its discretion determined all stock options and restricted stock awards, including the actual number of shares and the applicable restrictions, terms and conditions.

Each non-employee director of the Company received a grant of an option to purchase 5,713 shares on the date of the 2006 Annual Meeting. Additionally, in 2006, Mr. Strobel, the only newly appointed director during the year, received a grant of an option to purchase 10,000 shares on the date of appointment. All of the options were granted at an exercise price equal to the closing market price on the date of grant, and become exercisable in five annual installments of 20%, commencing one year from the grant date. In addition, in 2006 each non-employee director of the Company received a restricted stock award of 2,340 shares, with all restrictions on the shares scheduled to lapse on the third anniversary of the date of grant.

The Organizational Development & Compensation Committee uses guidelines to achieve an annual target value for aggregate annual stock options and restricted stock awards to non-employee directors of $85,000 determined using the valuation methodology of the Organizational Development & Compensation Committee’s compensation consultant, which is described above in the “Compensation Discussion & Analysis.” The number of shares of restricted stock granted on the date of the 2006 Annual Meeting had a deemed value equal to 60% of this target, and the number of stock options granted on that date had a deemed value equal to 40% of this target.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2006, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Number of securities
remaining available for
	Number of securities	Weighted-average	future issuance under
	to be issued upon exercise	exercise price of	equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)(1)	(b)	(c)(2)

Equity compensation plans approved by security holders	13,441,029	$25.92	21,079,113
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	13,441,029	$25.92	21,079,113

(1)	The number shown in column (a) is the number of shares that, as of December 31, 2006, may be issued upon exercise of outstanding options under the stockholder-approved 2003 Stock Plan and 1993 Option Plan. In addition, as of December 31, 2006, there were 640,326 shares of common stock that may be issued upon exercise of outstanding stock options under Rubbermaid Incorporated plans with a weighted-average exercise price of $33.63.

(2)	The number shown in column (c) is the number of shares that, as of December 31, 2006, may be issued upon exercise of options and other equity awards that may be granted in the future under the 2003 Stock Plan.

CERTAIN BENEFICIAL OWNERS

As of March 1, 2007, the only persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

	Amount and Nature of	Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	21,366,262	7.6	%(1)
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	13,920,947	5.022	%(2)
Edward C. Johnson 3d FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	13,920,947	5.022	%(2)
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	14,139,862	5.1	%(3)

(1)	As reported in a statement on Schedule 13G filed with the SEC on February 14, 2007 by T. Rowe Price Associates, Inc. According to the filing, T. Rowe Price Associates, Inc. has sole voting power over 4,209,328 of such shares and sole dispositive power over 21,366,262 of such shares.

(2)	As reported in a statement on Schedule 13G filed with the SEC on February 14, 2007 by FMR Corp. According to the filing, FMR Corp. has sole voting power over 378,257 of such shares and shared dispositive power over all 13,920,947 of such shares. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR Corp.

(3)	As reported in a statement on Schedule 13G filed with the SEC on February 9, 2007 by Goldman Sachs Asset Management, L.P. According to the filing, Goldman Sachs Asset Management, L.P. has sole voting power over 13,509,894 of such shares and sole dispositive power over 14,139,862 of such shares.

The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

	Common Stock Beneficially
	Owned on March 1, 2007
	Number of		Percent of Class
Name of Beneficial Owner	Shares		Outstanding

Thomas E. Clarke	16,740	(1)(3)	*
Scott S. Cowen	28,197	(1)(2)(3)	*
Michael T. Cowhig	10,140	(1)(3)	*
Mark D. Ketchum	183,598	(1)(3)	*
William D. Marohn	32,972	(1)(3)	*
Elizabeth Cuthbert Millett	214,738	(1)(3)(4)	*
Cynthia A. Montgomery	22,840	(1)(3)	*
Allan P. Newell	1,373,306	(1)(3)	*
Steven J. Strobel	4,340	(1)	*
Gordon R. Sullivan	25,455	(1)(3)	*
Michael A. Todman	—		*
Raymond G. Viault	22,786	(1)(3)	*
James J. Roberts	309,292	(1)(3)	*
Steven G. Marton	107,594	(1)(3)(5)	*
Timothy J. Jahnke	182,012	(1)(3)(5)	*
J. Patrick Robinson	190,221	(1)(3)(5)	*
All directors and executive officers as a group	3,289,095	(1)(3)(5)	1.2

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes shares issuable pursuant to stock options currently exercisable or exercisable within 60 days of March 1, 2007 as follows: Dr. Clarke, 8,400 shares; Mr. Ketchum, 59,800 shares; Mr. Cowhig, 4,800 shares; Dr. Cowen, 16,400 shares; Mr. Marohn, 16,400 shares; Ms. Millett, 16,400 shares; Dr. Montgomery, 16,400 shares; Mr. Newell, 16,400 shares; Mr. Strobel 2,000 shares; General Sullivan, 16,400 shares; Mr. Viault, 12,800 shares; Mr. Roberts, 217,899 shares; Mr. Marton, 34,000 shares; Mr. Jahnke, 111,239 shares; Mr. Robinson, 126,540 shares; and all directors and executive officers as a group, 1,004,435 shares.

(2)	Includes 1,220 shares owned by Dr. Cowen’s wife.

(3)	Includes shares of restricted stock granted pursuant to the 2003 Stock Plan as follows: Mr. Ketchum, 66,248 shares; Mr. Cowhig, 4,340 shares; each of Dr. Cowen, Dr. Clarke, Mr. Marohn, Ms. Millett, Dr. Montgomery, Mr. Newell, General Sullivan and Mr. Viault, 5,340 shares; Mr. Strobel 2,340 shares; Mr. Roberts, 66,099 shares; Mr. Marton, 67,865 shares; Mr. Jahnke, 52,394 shares; and Mr. Robinson, 45,696 shares; and all directors and executive officers as a group, 540,359 shares. All restrictions on such shares lapse on the third anniversary of the date of grant.

(4)	Includes 55,826 shares owned by Ms. Millett as custodian for her two children.

(5)	Includes shares held by the Newell Rubbermaid 401(k) Savings Plan over which each of the following persons has voting and investment power: Mr. Marton 1,388 shares; Mr. Robinson, 927 shares; Mr. Jahnke, 6,004 shares; and all directors and executive officers as a group, 13,752 shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report to stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Audit Committee, which is appointed annually by the Board of Directors, currently consists of six directors, all of whom are “independent directors” and meet the other qualification requirements under the applicable rules of the New York Stock Exchange. The Audit Committee acts under a written charter which was most recently approved by the Board of Directors on November 9, 2005.

In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Company states that:

•	The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2006.

•	The Audit Committee reviewed and discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented (“Communications with Audit Committees”).

•	The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as currently in effect, and has discussed with Ernst & Young LLP the independent accountant’s independence from the Company.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the members of the Audit Committee:

Scott S. Cowen, Chair
Allan P. Newell
Steven J. Strobel
Gordon R. Sullivan
Michael A. Todman
Raymond G. Viault

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent registered public accounting firm, the Audit Committee would reconsider the appointment.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2007.

Fees of Independent Registered Public Accounting Firm for 2006 and 2005

	Amount of Fees	Amount of Fees
	Billed by	Billed by
	Ernst & Young LLP	Ernst & Young LLP
	in Fiscal Year 2006	in Fiscal Year 2005
Description of Fees	(In millions)	(In millions)

Audit Fees(1)	$4.3	$4.9
Audit-Related Fees(2)	0.6	0.5
Tax Fees(3)	0.1	0.1
All Other Fees(4)	—	—

(1)	Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and assessments of internal control over financial reporting for the fiscal year, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits required internationally and for other services that only an independent accountant can reasonably provide.

(2)	Includes fees for professional services rendered related to audits of employee benefit plans, accounting consultations and performance of due diligence on acquisitions and divestitures.

(3)	Includes fees for tax services, including tax compliance, tax advice and tax planning.

(4)	Includes the aggregate fees for products and services other than those reported above.

Pre-Approval Policies and Procedures of the Audit Committee

The Audit Committee has adopted a Policy for Pre-Approval of Audit and Non-Audit Services Provided by External Audit Firm. The Policy sets forth the procedures and conditions for pre-approving audit and permitted non-audit services to be performed by the independent auditor responsible for auditing the Company’s consolidated financial statements or any separate financial statements that will be filed with the SEC.

This Policy provides that the Audit Committee may either pre-approve proposed audit and non-audit services provided by the Company’s independent auditor on a categorical basis, without consideration of specific services, or on a case-by-case basis. Non-audit services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor, including, among other things, due diligence services pertaining to potential business acquisitions and dispositions, certain consultations concerning financial accounting and reporting standards, financial statement audits of employee benefit plans, SAS 70 reports and closing balance sheet audits pertaining to Company dispositions. In determining whether to pre-approve a service, the Policy requires the Audit Committee to consider whether the particular service is sufficiently described so that the Audit Committee can make a well-reasoned assessment of the impact of the service on the auditor’s independence and so that the pre-approval does not result in a delegation to management of the Audit Committee’s responsibility. Additionally, the Audit Committee must consider whether the provision of each service (a) places the independent auditor in the position of auditing its own work, (b) results in the independent auditor acting as management or an employee of the Company or (c) places the independent auditor in a position of being an advocate for the Company. Pursuant to the Policy, the Company may not under any circumstances engage the independent auditor to provide any service that is prohibited by applicable law.

For the fiscal year ended December 31, 2006, no Audit-Related Fees, Tax Fees or Other Fees disclosed above were approved in reliance on the exceptions to pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

The Audit Committee of the Company’s Board of Directors has considered whether the provision of non-audit services by Ernst & Young LLP for the fiscal year ended December 31, 2006 is compatible with maintaining such auditor’s independence.

PROPOSAL 3—ADOPT SIMPLE MAJORITY VOTE

RESOLVED:  Shareholders recommend that our Board take each step necessary to adopt a simple majority vote to apply to the greatest extent possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 sponsors this proposal.(1)

This topic won a 66% yes-vote average at 20 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring a 75%-vote on certain key governance issues, if our vote is an overwhelming 74%-yes and only 1%-no—only 1% could force their will on our 74%-majority.

It is important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	Our management still kept a poison pill with a 15% trigger. Yet we gave 84% support in 2006 to a proposal to redeem this poison pill.

•	Our management still kept 3-year terms for directors. Yet we gave 83% support in 2006 to a proposal for one-year terms for directors.

•	At least one proxy advisory service has reccommend a no-vote for directors who do not adopt a proposal after it wins one majority vote.

•	Our directors could be elected with only one yes-vote from our 270 million shares under our obsolete plurality voting.

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our company:

•	“Very High Concern” in Takeover Defenses.

•	“High Concern” in Accounting.

•	A 75% shareholder vote was required to make key changes—Entrenchment concern.

•	Cumulative Voting was not allowed.

•	Our CEO, Mr. Ketchum, was designated as an “Accelerated Vesting” director by The Corporate Library. This was due to his involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense—which is now required.

•	Director Mr. Cowen served on the board of Forest City (FCEA) rated D by The Corporate Library.

•	The U.S. Consumer Product Safety Commission (CPSC) announced a provisional settlement with Newell Rubbermaid for the largest civil penalty levied in CPSC history for failing to timely inform the government about more than 12 million products that posed a danger to young children. The Corporate Library believes that the full impact of these penalties and recalls will not be realized for some time to come, and that they pose a material threat to the company’s bottom line.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to:

Adopt Simple Majority Vote
Yes on 3

(1)	Mr. Steiner’s share ownership will be furnished by the Company promptly upon receipt of an oral or written request therefor.

Board of Directors Statement in Opposition to Stockholder Proposal

The Board of Directors opposes this proposal and recommends that you vote AGAINST it for the following reasons.

Under the Company’s governing documents and Delaware law, nearly all matters submitted to our stockholders for approval require the approval of a majority of votes cast, including all matters voted upon at this year’s annual meeting (other than the election of directors, which requires a plurality vote).

As permitted by Delaware law, our stockholder-approved corporate charter contains protective provisions providing that certain limited matters require a higher percentage vote of stockholders for approval. These protective provisions that require a higher percentage vote for certain matters have been included in our charter for many years and are commonly included in the corporate charters and by-laws of many publicly traded Delaware companies. These provisions generally are designed to ensure that stockholders are protected from coercive takeover tactics and receive maximum consideration in a hostile takeover scenario. In the absence of a specific impetus for amending these protective provisions, such as a change in Delaware corporate law or in prevailing practice, we do not believe that pursuing such a change would be a prudent use of corporate resources.

In addition, in December 2005, the Company began a three-year restructuring plan aimed at strengthening and transforming the Company’s portfolio, and the Company is still implementing its reorganization in furtherance of the plan. The restructuring plan is designed to reduce manufacturing overhead by strategically sourcing and manufacturing products in lower cost countries. These changes reflect the ongoing evolution in the Company’s structure and focus, and these protective charter provisions provide the Company with stability and consistency while it completes its restructuring and reorganization.

The Board of Directors will continue to consider whether changes to the Company’s charter are appropriate and in the best interests of the stockholders and the Company in the future. Like all stockholder proposals, the Board will consider and evaluate the level of stockholder support this proposal receives in making its determinations in the future. However, for the reasons set forth above, the Board believes at this time that implementation of the proposal would not serve the best interests of our stockholders or the Company.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

PROPOSAL 4—ADOPT DIRECTOR ELECTION MAJORITY VOTE STANDARD

On behalf of the United Brotherhood of Carpenters and Joiners of America (whose addresses and share ownership will be furnished promptly by the Company upon receipt of an oral or written request therefor), Douglas J. McCarron, Fund Chairman, submitted the following proposal:

SHAREHOLDER PROPOSAL

DIRECTOR ELECTION MAJORITY VOTE STANDARD

Submitted by Douglas J. McCarron, Fund Chairman, on behalf of the United Brotherhood of Carpenters and Joiners of America

Resolved:  That the shareholders of Newell Rubbermaid Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil and General Electric, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Board of Directors Statement in Opposition to Stockholder Proposal

The Board of Directors opposes this proposal and recommends that you vote AGAINST it for the following reasons.

The Board of Directors has carefully reviewed this proposal and believes implementation of this proposal at this time would be premature and not in the best interests of our stockholders or the Company.

The Company has closely monitored the ongoing dialogue over the last several years among publicly traded corporations, institutional shareholders, corporate governance activists and corporate law experts about potential changes in the standard of voting for directors. It is anticipated that this ongoing dialogue will result in the development and refinement of best practices related to voting for the election of directors and may result in alternative proposals for modifying the current system of plurality voting and related statutory changes that address the problems and unanticipated consequences potentially associated with the proposal. The Board of Directors has been, and will continue to be, engaged in a process to fully monitor and evaluate the progress of this dialogue and will actively consider whether changes to the current voting system are appropriate and in the best interests of the stockholders and the Company.

The system of plurality voting, which the proposal seeks to have the Company change, not only has long been the accepted system among comparable companies, but is also the default system under the laws of the State of Delaware (and other states) and is used by the majority of publicly traded companies.

Given that the examination of this complex issue and the development and refinement of best practices remains in progress, the Board believes that taking the action suggested in this proposal at this time would be premature. Nonetheless, the Board will continue to consider whether majority voting is appropriate and in the best interests of our stockholders and the Company in the future, and like all stockholder proposals, will consider and evaluate the level of stockholder support this proposal receives in making its determinations.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2006.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR 2008 ANNUAL MEETING

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2008 annual meeting must be in writing and be received by the Company no later than November 29, 2007. At the 2008 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s proxy statement for such meeting if the Company does not receive notice of the proposal on or before February 12, 2008.

Any stockholder wishing to nominate a candidate for election as a director at the Company’s 2008 annual meeting must notify the Company in writing no later than February 7, 2008. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s restated certificate of incorporation relating to stockholder nominations of directors.

Notices of intention to present proposals and director nominations at the 2008 annual meeting or requests in connection therewith should be addressed to Newell Rubbermaid Inc., 10B Glenlake Parkway, Suite 300, Atlanta, Georgia 30328, Attention: Corporate Secretary.

SEC REPORTS

A copy of the Company’s 2006 annual report on Form 10-K (including the financial statements and financial statement schedules), as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at 10B Glenlake Parkway, Suite 300, Atlanta, Georgia 30328. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “SEC Filings” link on the Company’s website at www.newellrubbermaid.com and from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Dale L. Matschullat
Vice President—General Counsel & Corporate Secretary

March 28, 2007

***INVESTOR PROXY VOTING ALERT***
As you may or may not know, the New York Stock Exchange (NYSE) has proposed a rule eliminating broker discretionary voting for the election of directors beginning January 1, 2008. Broker discretionary voting currently allows your broker to vote on your behalf for many management proposals (such as the election of directors) if you fail to instruct your broker to vote your shares.
Once the NYSE abolishes discretionary voting, your broker may no longer be allowed to vote on your behalf. It will be necessary for you to actually vote any proxies you receive in order for your vote to be counted.
We are reaching out to all of our shareholders to inform them of this important change to the broker voting rules. This change is significant and could cost your company additional time and money if you, our shareholders, do not take the time to vote your proxies as soon as they are received.
We urge you to vote the enclosed proxy even though this year your broker still has discretionary authority to vote your uninstructed shares. And we request that you vote ANY management proxies you receive in the future to help save us time and money.
If you have any questions about this please feel free to call our Proxy Solicitor, Morrow & Co., Inc. at 1-800-607-0088. Morrow will be able to answer any questions you may have about this topic.
Sincerely,
Your Board of Directors

NewellRubbermaid
Brands That Matter

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote FOR all the nominees.

1. Election of Class II Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Scott S. Cowen	☐	☐	02 - Cynthia A. Montgomery	☐	☐	03 - Gordon R. Sullivan	☐	☐
04 - Michael A. Todman	☐	☐						

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B Proposals — The Board of Directors recommends a vote FOR Proposal 2, AGAINST Proposal 3 and AGAINST Proposal 4.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2007	☐	☐	☐	3. Approval of Stockholder Proposal- Adopt Simple Majority Vote, if properly presented at the Annual Meeting	☐	☐	☐
4. Approval of Stockholder Proposal- Adopt Director Election Majority Vote Standard, if properly presented at the Annual Meeting	☐	☐	☐				

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 0 1 2 3 6 4 2

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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<STOCK#> 00OIJD

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Newell Rubbermaid
Brands That Matter™

Proxy — Newell Rubbermaid Inc.

Proxy Solicited by the Board of Directors
for Annual Meeting of Stockholders to be held May 8, 2007

The undersigned hereby appoints Bradford R. Turner and Dale L. Matschullat, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL RUBBERMAID INC. to be held May 8, 2007, and at any adjournments or postponements thereof, on the election of directors and each of the other proposals listed on the reverse side.

The proxies named above are authorized to vote in their discretion with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, **SEE REVERSE SIDE,** but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. It is important that your shares are represented at this meeting, whether or not you plan to attend the meeting in person. To make sure that your shares are represented, we encourage you to sign, date and return this card.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR election of all director candidates nominated by the Board of Directors, FOR proposal (2) on the reverse side, AGAINST proposal (3) on the reverse side, AGAINST proposal (4) on the reverse side, and in the discretion of the persons named as proxies with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

(Items to be voted appear on reverse side.)

NewellRubbermaid
Brands That Matter

000004

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 8, 2007.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

123456 C0123456789 12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote FOR all the nominees.

1. Nominees in Class II:

Nominee	For	Withhold
01 - Scott S. Cowen	☐	☐
02 - Cynthia A. Montgomery	☐	☐
03 - Gordon R. Sullivan	☐	☐
04 - Michael A. Todman	☐	☐

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B Proposals — The Board of Directors recommends a vote FOR Proposal 2, AGAINST Proposal 3 and AGAINST Proposal 4.

Proposal	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2007	☐	☐	☐
3. Approval of Stockholder Proposal- Adopt Simple Majority Vote, if properly presented at the Annual Meeting	☐	☐	☐
4. Approval of Stockholder Proposal- Adopt Director Election Majority Vote Standard, if properly presented at the Annual Meeting	☐	☐	☐

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT
4 3 D V 0 1 2 3 6 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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<STOCK#> 00OIIE

Newell Rubbermaid encourages you to take advantage of a convenient way to vote your shares electronically, by either telephone or the Internet.

Your vote by telephone or through the Internet authorizes the proxies named on the front of this proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares by either of these electronic means, there is no need for you to mail back your proxy card. By signing this proxy card or voting by telephone or through the Internet, you acknowledge receipt of the Notice of Annual Meeting of Stockholders to be held May 8, 2007 and the Proxy Statement dated March 28, 2007.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

NewellRubbermaid™
Brands That Matter

Proxy — Newell Rubbermaid Inc.

Proxy Solicited by the Board of Directors
for Annual Meeting of Stockholders to be held May 8, 2007

The undersigned hereby appoints Bradford R. Turner and Dale L. Matschullat, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL RUBBERMAID INC. to be held May 8, 2007, and at any adjournments or postponements thereof, on the election of directors and each of the other proposals listed on the reverse side.

The proxies named above are authorized to vote in their discretion with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, **SEE REVERSE SIDE,** but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. It is important that your shares are represented at this meeting, whether or not you plan to attend the meeting in person. To make sure that your shares are represented, we encourage you to sign, date and return this card, or vote your shares by using either of the electronic means described on the reverse side.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR election of all director candidates nominated by the Board of Directors, FOR proposal (2) on the reverse side, AGAINST proposal (3) on the reverse side, AGAINST proposal (4) on the reverse side, and in the discretion of the persons named as proxies with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

(Items to be voted appear on reverse side.)